Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

BCF SOLUTIONS, INC.

and

ULTRALIFE CORPORATION

HOLDER OF 100% OF CAPITAL STOCK

OF

REDBLACK COMMUNICATIONS, INC.

September 28, 2012

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Stock Purchase Agreement”) is made effective as of 12:00 Midnight, September 28, 2012 (the “Effective Date”) by and between (i) BCF Solutions, Inc., a Delaware corporation with its principal place of business in Virginia (“BCF” or “Buyer”) and (ii) Ultralife Corporation, a Delaware corporation with its principal place of business in New York (“Seller”) (Buyer and Seller each a “Party” and together, the “Parties”).  Terms used but not immediately defined herein shall have the meanings ascribed to them in Section 11.15 hereof.

RECITALS:

A.           Seller is the record and beneficial holder of all of the issued and outstanding shares of Capital Stock (the “Company Shares”) of RedBlack Communications, Inc., a Maryland corporation (the “Company”).

B.           Buyer desires to acquire the business of the Company.

C.           BCF and Seller have agreed that Buyer will purchase, and Seller will sell, all of the Company Shares upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree under seal as follows:

SECTION 1. PURCHASE AND SALE OF THE COMPANY SHARES.

1.1 Purchase and Sale of the Company Shares.  Upon the terms and subject to the conditions of this Stock Purchase Agreement at the Closing provided for in Section 1.4(a) hereof (the “Closing”), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the legal and beneficial interests in the Company Shares held by Seller free and clear of all Liens.

1.2 Purchase Price.  As consideration for the Company Shares and upon the terms and subject to the conditions of this Stock Purchase Agreement, Buyer shall pay the Purchase Price provided herein to Seller on the Closing Date. The Purchase Price for all the Company Shares shall be equal to (a) the Cash at Closing, plus (b) the Escrow Funds, plus the (c) Retention Fund, plus or minus (d) the Net Working Capital Adjustment, subject to the terms and conditions hereof.

1.3 Payment of Purchase Price.

1.3(a) Cash at Closing.  The Cash at Closing shall be an amount equal to Two Million One Hundred Thirty-Three Thousand Dollars ($2,133,000), (the “Cash at Closing”).  At the Closing, Buyer shall deliver the Cash at Closing to Seller. For the purposes of clarification, in addition to the Cash at Closing, the Purchase Price also includes the Escrow Funds described more particularly below as well as the Retention Fund, all of which together total Two Million Five Hundred Thirty-Three Thousand Dollars ($2,533,000).

1.3(b) Escrow Funds.  The Escrow Funds shall be an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Escrow Funds”).  At the Closing, Buyer shall deposit the Escrow Funds with U.S. Bank National Association, a national banking association (the “Escrow Agent”), to be held, safeguarded and released pursuant to the terms of the Escrow Agreement (as hereinafter defined).

1.3(c) Net Working Capital Adjustment.  The Purchase Price shall be increased (or decreased) by the amount by which the actual Net Working Capital of the Company at Closing is more than (or less than) Target Net Working Capital (the “Net Working Capital Adjustment”).  “Net Working Capital” means (A) current assets not including (i) cash, (ii) uncollected accounts receivable that were invoiced more than ninety (90) prior to the Closing Date, and/or (iii) the Retention Fund (as hereinafter defined), minus (B) current liabilities, each as determined using GAAP and the Company’s existing accounting practices, each applied on a consistent basis, with GAAP prevailing in the event of conflict.  For clarification purposes, accruals and unrecorded liabilities will be deemed to have been recorded as of the Closing Date.  “Target Net Working Capital” means Five Hundred Eight Thousand Dollars ($508,000).  If the Net Working Capital Adjustment is positive, the amount thereof shall be paid by Buyer to Seller in immediately available funds.  If the Net Working Capital Adjustment is negative, the amount thereof shall be paid by Seller to Buyer in immediately available funds.

Within ninety (90) days after the Closing Date, Buyer will prepare and deliver to Seller a certificate (the “NWC Certificate”), signed by Buyer, certifying Buyer’s good faith determination of the actual Net Working Capital of the Company as of the Closing Date, and identifying any Net Working Capital Adjustments to the Purchase Price as a result of the actual Net Working Capital as of the Closing Date being greater than (or less than) Target Net Working Capital.  If Seller does not object to the calculation of actual Net Working Capital in the NWC Certificate within thirty (30) days after Seller’s receipt thereof, or accepts Buyer’s determination of Net Working Capital as set forth in the NWC Certificate during such thirty (30) day period, then the Purchase Price will be adjusted as set forth in the NWC Certificate, and payment or set off, as the case may be, shall be made in accordance with this Section 1.3(c).  If Seller objects to the calculation of actual Net Working Capital in the NWC Certificate, then Seller must notify Buyer in writing of such objection within thirty (30) days after Seller’s receipt thereof (such notice setting forth in reasonable detail the basis for such objection, an “Objection Notice”).  During such thirty (30) day period (i.e. being that period during which Seller must determine whether or not to accept Buyer’s NWC Certificate), Buyer will permit Seller or his delegates access to such work papers relating to the preparation of the NWC Certificate, as may be reasonably necessary to permit Seller to review in detail the manner in which the NWC Certificate was prepared, and all information received pursuant to this Section 1.3(c) will be kept confidential by the Party receiving it.  Buyer and Seller will thereafter negotiate in good faith to resolve any such objections.  Upon disposal of the dispute, the Working Net Capital Adjustment will be subject to payment within ten (10) business days.

1.4 Closing.

1.4(a)           Date of Closing.  The Closing of the transactions contemplated by this Stock Purchase Agreement shall take place at the offices of McMahon, Welch and Learned, PLLC, 2100 Reston Parkway, Suite 325, Reston, VA 20191 at 10:00 a.m., local time, on or before September 28, 2012, or if the conditions to Closing set forth in Section 7 hereof shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other place, date and time as shall be mutually agreed upon by the Parties; provided, however, that the Parties intend that such Closing shall be deemed to be effective, and the transactions contemplated by this Stock Purchase Agreement shall be deemed to occur, at 12:01 p.m. on the date on which the Closing actually occurs (the “Closing Date”).

1.4(b) Deliveries by Seller.  Prior to or at the Closing, Seller shall deliver or cause to be delivered to Buyer the following (the “Seller’s Closing Documents”):

1.4(b)(i) certificates representing all of the outstanding Company Shares, duly endorsed or accompanied by stock powers duly executed effective to transfer complete unrestricted and unencumbered ownership of the Company Shares to Buyer;

1.4(b)(ii) the minute books, stock books, stock ledgers and corporate seal of the Company, together with a certification by the Secretary of the Company that such items are true, correct and complete in all material respects;

1.4(b)(iii) the resignations of all directors and officers of the Company from each such director and officers required to deliver such instrument;

1.4(b)(iv) an affidavit of Seller, certifying that there are no outstanding options, warrants or other rights to acquire stock of the Company and any other rights or obligations of a similar nature;

1.4(b)(v) the Seller’s Certificates, referred to in Section 7.3(c) hereof;

1.4(b)(vi) The Parties recognize that it is critical to Buyer that prior to or at Closing, the Employment Agreements referred to in Section 7.3(d) shall have been entered into.  The above notwithstanding, the identification of Company’s employees for such purpose and execution of such Employment Agreements are matters out of Seller’s control. Seller acknowledges that while such agreements are a Condition of Closing for Buyer under Section 7 below, they shall not be delivered by Seller;

1.4(b)(vii) the Escrow Agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”);

1.4(b)(viii) the Transition Services Agreement substantially in the form of Exhibit C attached hereto (the “Transition Services Agreement”); and

1.4(b)(ix) all other documents, certificates, instruments or writings required to be delivered by Seller prior to or at the Closing pursuant to this Stock Purchase Agreement or otherwise required in connection herewith.

1.4(c) Deliveries by Buyer.  Prior to or at the Closing, Buyer shall deliver or cause to be delivered to Seller the following (the “Buyer’s Closing Documents”):

1.4(c)(i) cash in an amount equal to the Cash at Closing, which shall be paid by wire transfer of immediately available funds to Seller, per written wiring instructions provided by Seller;

1.4(c)(ii) cash in an amount equal to the Escrow Funds, which shall be paid by wire transfer of immediately available funds to the Escrow Agent;

1.4(c)(iii) the Officer’s Certificate referred to in Section 7.2(c) hereof;

1.4(c)(iv) the Employment Agreements referred to above in Section 7.3(d);

1.4(c)(v) the Escrow Agreement;

1.4(c)(vi) the Transition Services Agreement; and

1.4(c)(vii) all other documents, certificates, instruments or writings required to be delivered by Buyer prior to or at the Closing pursuant to this Stock Purchase Agreement or otherwise required in connection herewith.

1.5 Escrow Disbursements.  Disbursements of the Escrow Funds will be made as follows:

1.5(a) The Escrow Agreement will provide that disbursements of the Escrow Funds shall only be made in accordance with written instructions jointly signed by Buyer and Seller or pursuant to a judgment or court order issued by a court of competent jurisdiction or a final arbitration award pursuant to this Agreement.

1.5(b) In the event that Seller becomes obligated finally to Buyer or any of the other Buyer Indemnitees under this Agreement (as determined by final, non-appealable judgment), at Buyer’s request, Seller shall promptly execute a joint instruction letter with Buyer directing the Escrow Agent to disburse Escrow Funds to satisfy such obligations.

1.5(c) On the first business day on or after the first anniversary of the Closing Date, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Seller an amount equal to the remaining Escrow Funds as of such date, if any, less (A) the amount, if any, of Escrow Funds that the Escrow Agent has been instructed to disburse in accordance with the Escrow Agreement but not actually disbursed as of such date and (B) a reasonable reserve amount (to be determined by Buyer and Seller in good faith, or, to the extent Buyer and Seller are unable to agree, pursuant to the dispute resolution provisions contained in Section 10 of this Agreement) in respect of any claims submitted by any Buyer Indemnitee in accordance with Section 9 that remain pending at such time.

1.5(d) Following resolution from time to time of any claim for which a reserve of a portion of the Escrow Funds was established, Buyer and Seller will jointly instruct the Escrow Agent to release such reserve amount from the Escrow Funds to Seller, to a Buyer Indemnitee or to both, as appropriate for the resolution of such claim.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLERS.

As of the Effective Date of this Agreement, and upon delivery at Closing of Seller’s Certificates specified in Section 7.3(c) as of the Closing Date, Seller hereby represents and warrants to Buyer, subject to the limitations set forth in Section 5 and Section 9 as follows:

2.1 Seller’s Status, Authority, Execution and Delivery.

2.1(a) Seller’s Status.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and to conduct its business as conducted on the date hereof.

2.1(b) Seller’s Authority.  Seller has the full capacity, power and authority to execute, deliver and perform this Stock Purchase Agreement and the transactions contemplated by this Stock Purchase Agreement.  This Stock Purchase Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (ii) rights to indemnity may be limited by applicable law or the public policies underlying such laws.

2.2 Title to the Company Shares.

2.2(a) 100% Ownership.  Seller is the record and beneficial owner of the Company Shares (which in the aggregate constitute one hundred percent (100%) of the issued and outstanding Capital Stock of the Company), free and clear of all liens, claims, encumbrances, options, pledges, restrictions on transfer and security interests (“Liens”), except as disclosed on Schedule 2.2 (all of which will be cancelled or otherwise terminated to the satisfaction of Buyer at or prior to Closing), and upon consummation of the transactions contemplated hereby, Seller will transfer good and valid title to the Company Shares to Buyer, free and clear of all Liens.

2.2(b) No Options.  Seller represents that the Company does not have any outstanding rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise), of, or any calls against, commitments by or claims against it of any character relating to, any shares of its Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of its Capital Stock.

2.3 Organization and Qualification of the Company.  Except as disclosed on Schedule 2.3, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and corporate authority to own, lease and operate its properties and to conduct its business as conducted on the date hereof.  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, each of which is identified on Schedule 2.3.  Schedule 2.3 also discloses those additional jurisdictions (A) in which the Company owns or leases property, has employees, conducts regular or intermittent (more frequently than five (5) business days per year during any of the preceding three (3) years) visits or performs tasks on customer sites and facilities, (B) where the Company conducts some business activity but the failure to be so duly qualified or licensed and in good standing does not have a “Company Material Adverse Effect,” and (C) where the Company conducts some business activity but is not required to so qualify by virtue of a United States Government Treaty or Status of Forces Agreement.  The Company does not have any subsidiary or any investments in any Entity and is not a partner or other participant in any unincorporated association or partnership.

2.4 Capitalization.  The authorized Capital Stock of the Company consists of One Million (1,000,000) shares of common stock, par value $0.10 per share, of which 11,265.676 shares are validly issued and outstanding, fully paid and non-assessable.  The Company Shares were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights.  The holders of the Company Capital Stock have no preemptive rights with respect to the securities of the Company.  There are no outstanding voting agreements, trusts or proxies, warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Seller, or the Company, are or may become obligated to vote, issue, sell, purchase, return or redeem any shares of Capital Stock or other securities of the Company of any kind or nature whatsoever.

2.5 No Violation; Consents and Approvals.  Except as set forth on Schedule 2.5, the execution and delivery by Seller of this Stock Purchase Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, directly or indirectly, with or without notice, immediately or with the passage of time, conflict with, result in any violation of or default under, or give any person the right to terminate, cancel, rescind, modify, vary, renegotiate, accelerate, delay or forfeit any term or payment under (a) any provision of the Certificate of Incorporation or Bylaws of the Company, (b) any judgment, order, injunction or decree (an “Order”), or currently effective statute, currently effective law, ordinance, rule or regulation, applicable to Seller or the Company or the property or assets of the Company (“Applicable Law”) or (c) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or contractual or legal obligation (“Contracts”) to which Seller, or the Company is a party or by which Seller or the Company or any of the Company’s assets may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing (which are listed on Schedule 2.5) or which, individually or in the aggregate, would not have a Company Material Adverse Effect.  Except as set forth on Schedule 2.5, no consent, approval, order or authorization of, or registration, declaration or filing with (“Governmental Approval”) any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign (“Governmental Authority”) is required to be obtained or made by or with respect to Seller, or the Company, in connection with the execution and delivery of this Stock Purchase Agreement or the consummation by Seller of the transactions contemplated hereby, other than, in each case, (a) compliance with and filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) compliance with and filings under state environmental statutes, (c) compliance with and filings under applicable governmental and defense industrial security clearances, (d) compliance with Applicable Law relating to Government Contracts, (e) those, the failure of which to obtain or make, individually or in the aggregate, would not have a Company Material Adverse Effect and (f) those which may be required by reason of Buyer’s (as opposed to any other party’s) participation in the transactions contemplated hereby.

2.6 Financial Schedules.

2.6(a) Company Financials Delivered.  The Company has heretofore delivered to Buyer true and correct copies of:

2.6(a)(i) The unreviewed balance sheets of the Company as of December 31, 2010 and December 31, 2011 and the related income and cash flow statements for the years ended on the same dates, copies of which are attached hereto as Schedule 2.6(a)(i) (such statements collectively, the “Annual Company Financial Schedules”);

2.6(a)(ii) The internally generated balance sheet of the Company as of end of the fiscal month prior to Closing and the related income and cash flow statements for the fiscal year-to-date periods through the same month., copies of which are attached hereto as Schedule 2.6(a)(ii) (collectively the “Interim Company Financial Schedules”);  and

2.6(a)(iii) The Annual Company Financial Schedules, together with the Interim Company Financial Schedules are hereinafter collectively referred to as the “Company Financial Schedules”

2.6(b) Fair Representation.  The Company Financial Schedules (i) fairly present in all material respects, the financial condition and the results of operations and cash flows of the Company as of the dates and for the periods indicated and (ii) have been prepared in accordance with GAAP, except as disclosed therein.

2.6(c) Schedule of Receivables.  Attached as Schedule 2.6(c) is a schedule of all receivables (including unbilled receivables) reflected in the Interim Company Financial Schedules.  This schedule will be updated as of Closing to reflect information as of Closing (such update the “Updated Schedule 2.6(c)”) and the representation under this Section 2.6(c) as of Closing shall apply to such Updated Schedule 2.6(c).  Except as otherwise disclosed on Schedule 2.6(c), all of the receivables (including unbilled receivables) listed on Schedule 2.6(c): (i) resulted from the Company’s Ordinary Course; (ii) have been properly recorded in the Ordinary Course; and (iii) subject to the reserves reflected in the Company Financial Statements or on Schedule 2.6(c) (which reserves are adequate and determined in accordance with GAAP applied on a basis consistent with prior periods and throughout the periods involved), are good and collectible in full without discount, setoff or valid counterclaim (net of recovery from vendors or subcontractors), in amounts not less than the aggregate face amounts thereof, within ninety (90) days after the date of each respective invoice.

2.6(d) Other Financial Obligations.  Except as reflected in the Company Financial Schedules, or as set forth on Schedule 2.6(d), the Company (i) does not have any loans, credit facilities, letters of credit outstanding, and is not a party to any other arrangements which might be characterized as “off balance sheet financing” and as to which the Company has any actual, contingent or practical operating necessity for repayment or reimbursement obligations, and (ii) is not a party to or bound, either absolutely or on a contingent basis, by any agreement of guarantee, indemnification or any similar commitment with respect to the liabilities or obligations of any other Person (whether accrued, absolute or contingent).

2.7 Absence of Certain Changes or Events.  Except as set forth on Schedule 2.7, during the period from August 3, 2012 to the Closing Date, there have not occurred any changes or events which, individually or in the aggregate, would have a Company Material Adverse Effect.  The Company has operated its business and Seller has caused the Company to conduct its business and operations in the ordinary course of business consistent with past practice (“Ordinary Course”) and, to the extent consistent therewith, has caused the Company to have used commercially reasonable efforts to preserve its relationships with customers, employees, suppliers and others having business dealings with it.  Without limiting the generality of the foregoing, except as contemplated by or disclosed on Schedule 2.7 of this Stock Purchase Agreement, during the period from August 3, 2012 to the Closing Date, the Company has not engaged in any of the following activities:

2.7(a) created, incurred, assumed or guaranteed any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than in the Ordinary Course;

2.7(b) increased the rate of compensation of, or pay or agree to pay any benefit to, its directors, officers or Key Employees, except in the Ordinary Course;

2.7(c) except in the Ordinary Course;

2.7(c)(i) sold, leased, transferred, or otherwise disposed of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of Twenty Five Thousand Dollars ($25,000), or

2.7(c)(ii) mortgaged or encumbered any properties or assets, whether real or personal, which have an aggregate book value in excess of Twenty Five Thousand Dollars ($25,000);

2.7(d) acquired or agreed to acquire by merging or consolidating, with, or by purchasing the stock or equity interests or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquired or agreed to acquire any assets which exceed Twenty Five Thousand Dollars ($25,000)], individually or in the aggregate, to the Company;

2.7(e) entered into any binding agreement with any agent or representative with respect to business outside of the United States;

2.7(f) made any Bid which is outstanding at Closing for, any fixed price contract for an amount for which the anticipated cost of performance would exceed Twenty Five Thousand Dollars ($25,000);

2.7(g) made any bid which is outstanding at Closing for, any cost plus contract with a contract value in excess of exceed Twenty Five Thousand Dollars ($25,000);

2.7(h) failed to pay its payables in the Ordinary Course; and

2.7(i) collected its receivables other than in the Ordinary Course.

2.8 Absence of Undisclosed Liabilities.  Except as set forth on Schedule 2.8 and for liabilities or obligations which are accrued or reserved against on the Company Financial Schedules, the Company does not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, and is not a party to any other arrangements which might be characterized as “off balance sheet financing” other than liabilities or obligations:  (a) incurred in the Ordinary Course since the date of the Annual Company Financial Schedules, (b) under the executory portion of any Government Contract or Material Contract, or (c) that would not reasonably be expected to have, individually, or in the aggregate a Company Material Adverse Effect.

2.9 Assets - In General.  Except as set forth on Schedule 2.9, the assets and rights of the Company include all assets reflected in the Company Financial Schedules, subject to such changes as have occurred in the Ordinary Course.  Except as set forth on Schedule 2.9, the Company has good and marketable title to all of its assets, or, in the case of leased properties and assets, valid leasehold interests in such leased properties and assets, free and clear of any Lien, except for Permitted Liens.  Except as set forth on Schedule 2.9, all assets reasonably necessary for the conduct of the business of the Company in accordance with past practice are (a) in satisfactory operating condition and repair, ordinary wear and tear excepted, (b) not in need of maintenance or repair, except for ordinary routine maintenance or repairs, that are not material in nature or cost, and (c) adequate and sufficient for the continuing conduct of the business of the Company as generally conducted prior to the date hereof.

2.10 Personal Property.  As used in this Stock Purchase Agreement, the term “Personal Property” shall mean all personal property, whether tangible or intangible, owned by the Company, as well as any valid and enforceable rights to use personal property leased by or licensed to the Company, which is shown on or reflected in the Company Financial Schedules or acquired after the date thereof or used in and reasonably necessary for the conduct of the business of the Company as generally conducted on the date hereof (except such as have been subsequently sold or otherwise disposed of in the Ordinary Course, or for which any lease or license shall have terminated in accordance with its terms, and accounts, bills and notes receivables subsequently collected).  A list of each item of tangible Personal Property having a depreciated book value in excess of One Thousand Dollars ($1,000) is set forth on Schedule 2.10.

2.11 Title to Real Property.  As used in this Stock Purchase Agreement, the term “Real Property” shall mean all real property and interests in real property owned in fee, leased or otherwise used by the Company in the conduct of business by the Company, all of which is identified on Schedule 2.11.  Except as otherwise indicated on Schedule 2.11, the Real Property constitutes all real property and interests in real property shown on or reflected in the Company Financial Schedules, acquired after the date thereof, or used in and reasonably necessary for the conduct of the business of the Company as generally conducted on the date hereof.

2.12 Intellectual Property.

2.12(a) Intellectual Property.  Schedule 2.12(a) sets forth a complete list of all material inventions, patents (whether or not a patent application has been filed, but only to the extent that there is a current intent to so file), , trademarks (registered and material unregistered trademarks), trade names, service marks, and assumed names used in the conduct of the business of the Company or owned by the Company, registered copyrights and all applications therefore, and all material trade names, service marks, assumed names, and material trade secrets which are used in the conduct of the business of the Company or owned by the Company (collectively, the “Intellectual Property”) and are:

2.12(a)(i) owned by the Company (the “Owned Intellectual Property”);

2.12(a)(ii) filed but not yet issued or approved (the “Claims Filed Intellectual Property”);

2.12(a)(iii) licensed (other than “Commercial Off the Shelf Software,” as defined herein) by or to the Company (the “Licensed Intellectual Property”); or

2.12(a)(iv) used in and reasonably necessary for the conduct of the business of the Company as generally conducted on the date hereof or otherwise owned by the Company (other than “Commercial Off the Shelf Software”) (the “Know How IP”).  For purposes of this Stock Purchase Agreement “Commercial Off the Shelf Software” means software which has a cost per licensed user of $500 or less, for which the Company has five (5) or fewer licenses, and which is generally commercially available in the marketplace. Seller and Buyer recognize that there are several Commercial Off the Shelf Software products that the Company currently uses as set forth on Schedule 2.12(a)(iv).  The Parties shall coordinate with the providers of such Commercial Off the Shelf Software to seek an orderly transition of license arrangements to allow Buyer’s continued use after Closing; provided, however, that any cost associated with such transition and continued use shall be borne solely by the Buyer.

2.12(b) Status of Rights in Intellectual Property.  Schedule 2.12(b) indicates which of the Company’s Intellectual Property is (i) Owned Intellectual Property, or (ii) Licensed Intellectual Property (and, if licensed, the latest year or version with respect to which such license has been paid, and, the type and amount of any periodic payment required to maintain or renew such license) and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered.  Except as disclosed on Schedule 2.12(b), the Company is the sole owner and has the sole right to use the Owned Intellectual Property without making any payment to others or granting rights to others in exchange therefore.

2.12(c) Rights of Others.  Except as set forth on Schedule 2.12(c), (i) no Person (other than the Company) has any right to use any Owned Intellectual Property, and (ii) no stockholder, director, officer, employee (or former stockholder, director, officer or employee) of, or consultant to, the Company has any right to use, other than in connection with the business activities of the Company, any of the Owned Intellectual Property.

2.12(d) Absence of Infringement.  Except as set forth on Schedule 2.12(d), the business of the Company as generally conducted in the Ordinary Course prior to the date hereof, including the development, manufacture, marketing, sale or use of any product or service by the Company, has operated satisfactorily without the use any intellectual property rights other than the Intellectual Property.  To the Seller’s Knowledge, the use and application of the Intellectual Property and the operation of the business of the Company in the Ordinary Course prior to the date hereof does not infringe in any respect upon the intellectual property rights of any Person, and no Person has claimed or threatened to claim the right to use any Intellectual Property, or to deny the right of the Company to use the same.  No proceeding alleging infringement of the intellectual property rights of any Person is pending or to the Knowledge of Seller, threatened against the Company.  The Company has taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of its material trade secrets and to the Seller’s Knowledge, none of the Company’s material trade secrets (except for those trade secrets that the Company has, in its business judgment, decided not to continue to protect as trade secrets, if any) (i) are part of the public knowledge or literature, or (ii) have been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

2.12(e) Government Rights.  Schedule 2.12(e) sets forth all material written agreements that the Company has entered into with any Government Authority with respect to technical data or computer software owned by the Company and that the Company uses in its business and includes in its products and services (whether the rights granted to the Government Authority are unlimited, limited, restrictive, government purpose license rights, etc.).  Except as set forth on Schedule 2.12(e), the Company has not developed any item, component, patentable invention, process or software as a requirement of any Government Contract.

2.13 Litigation.

2.13(a) Pending Proceedings.  Except as set forth on Schedule 2.13, there are no actions, suits, claims, trials, written demands, investigations, arbitrations, and other proceedings (whether or not purportedly on behalf of the business of the Company) pending or, to the Knowledge of Seller, threatened against the Company or with respect to the Company, or its properties or business.

2.13(b) Outstanding Judgments and Orders.  Except as set forth on Schedule 2.13, there are no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against the Company or, with respect to the Company, its properties or business.

2.14 Contracts and Commitments.

2.14(a) List of Contracts.  Subject to the exclusions set forth in Section 2.14(b) below, Schedule 2.14(a) sets forth a list of all of the agreements, contracts and commitments to which the Company is a party or by which the Company or any of its assets are bound (each, a “Material Contract”), including, without limitation:

2.14(a)(i) employment agreements that by their terms are not terminable at will by the Company without penalty;

2.14(a)(ii) any severance agreements, employee termination arrangements, or change of control agreements with employees of the Company;

2.14(a)(iii) covenants not to compete;

2.14(a)(iv) “teaming” agreements;

2.14(a)(v) nondisclosure agreements;

2.14(a)(vi) memorandums of understanding between the Company and any other party;

2.14(a)(vii) agreements, contracts or plans (other than Employee Benefit Plans under Section 2.20(e) hereof) with or for the benefit of any officer, director or employee of the Company, or any of Seller (other than employment, severance and change of control agreements covered by clauses (i) or (ii) above) and agreements and contracts with consultants and leasing organizations providing services of leased employees (within the meaning of Section 414(n) of the Code);

2.14(a)(viii) agreements or contracts under which the Company has borrowed or loaned money, or any note, bond, indenture or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness;

2.14(a)(ix) joint venture agreements or other agreements involving the sharing of profits, losses or costs;

2.14(a)(x) leases, or other similar arrangements of any kind or nature whatsoever pursuant to which real or personal property is leased or otherwise made available for use to, from or by the Company;

2.14(a)(xi) powers of attorney to or from the Company;

2.14(a)(xii) guaranties, suretyships or other contingent agreements of the Company;

2.14(a)(xiii) contracts pursuant to which the Company will receive or expend in excess of Twenty Five Thousand Dollars ($25,000) over the life of the contract or pursuant to which the Company is a reseller, value added reseller, distributor and for which the continued ability to sell, service or distribute covered products is material to the Company;

2.14(a)(xiv) any other material agreements, contracts and commitments not entered into in the Ordinary Course;

2.14(a)(xv) contracts or other work or projects being performed “at risk” pending approval of funding or contract approval or ratification; and

2.14(a)(xvi) any other agreements which are either (1) an Active Government Contract within the meaning of Section 2.25(a)(i) or (2) a Completed Government Contract within the meaning of Section 2.25(a)(iii).

2.14(b) Contracts Not Listed.  Notwithstanding the forgoing, the following agreements, contracts and commitments need not be and are not listed on Schedule 2.14(a) (and shall not constitute Material Contracts hereunder):

2.14(b)(i) such agreements or other commitments as may be terminated without more than a nominal (less than Five Thousand Dollars ($5,000)) penalty by the Company upon notice of ninety (90) days or less; and

2.14(b)(ii) such agreements or other commitments as will not individually result in future annual expenditures by the Company of more than Ten Thousand Dollars ($10,000).

2.14(c) No Material Contract Breaches.  Except as set forth on Schedule 2.14(c), the Company is not in breach of or in default under any Material Contract, except for breaches or defaults, which, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.14(d) No Terminations.  Except as set forth on Schedule 2.14(d), during the past three (3) years no termination for convenience, stop work, termination for default, cure notice or show cause notice has been issued to the Company with respect to any of the Company’s Material Contracts, and no event, condition or omission has occurred or exists (including, in the case of reseller, value added reseller, distributor or similar agreements, a failure to meet minimum sales or licensure targets required to continue such contract or to continue current price or other material terms) that would constitute grounds for any such action.

2.14(e) No “At Risk” Work.  Except as set forth on Schedule 2.14(e), the Company has not made any expenditures or incurred costs or obligations with respect to any Material Contract which are “at risk pending customer approval or funding or approval or funding by any third party.”

2.15 Customers.  Except as set forth on Schedule 2.15 or disclosed pursuant to Section 2.24(b)(xxii), the Company has not received any notice from a customer that is a party to any Material Contract requiring the performance of services by the Company that such customer will not do business on substantially the same terms and conditions subsequent to the Closing Date as such customer did before such date and Seller has not received any oral communication to such effect.

2.16 Compliance with Laws; Permits.  Except as set forth on Schedule 2.16, the Company is in compliance with all Applicable Laws and all Orders of any Governmental Authority applicable to the Company or any of its material assets.  Except as set forth on Schedule 2.16, the Company has all material permits, certificates, licenses, approvals and other authorizations reasonably required in connection with the conduct of its business as conducted on the date hereof under Applicable Laws, except those the failure of which to obtain, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.17 Insurance.  The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, in the judgment of the Company, reasonable for the conduct of the business as conducted on the date hereof and assets of the Company. Schedule 2.17 sets forth a list of the Company’s insurance policies which are in full force and effect as of the date of this Stock Purchase Agreement.  Copies of each of the insurance policies referenced on Schedule 2.17 have been provided to Buyer.  Seller shall, or shall cause the Company to, maintain in full force and effect all of the insurance policies referenced on Schedule 2.17 during the period from the date of this Stock Purchase Agreement through the Closing Date.

2.18 Personnel Matters.

2.18(a) Personnel.  True, accurate, and complete lists of all of the directors, officers, and employees of the Company as of September 14, 2012 (collectively, “Personnel”) and their positions are included on Schedule 2.18(a).  Seller shall update Schedule 2.18(a) as of the Closing Date.  True and complete information concerning the respective salaries, wages, and other compensation paid by the Company, as the case may be, during fiscal years 2010, 2011 and 2012 as well as dates of employment, and date and amount of last salary increase, of such Personnel has been provided previously to Buyer.

2.18(b) No Employment Disputes.  Except as set forth on Schedule 2.18(b), there are no material employment related disputes, grievances, or disciplinary actions pending or threatened, by or between the Company and any Personnel.

2.18(c) Personnel Manuals.  All written personnel policies and manuals of the Company are listed on Schedule 2.18(c) and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Buyer.

2.18(d) Other Personnel Obligations.  Except as set forth on Schedule 2.18(d) or in Section 2.20, the Company is not a party to, and has no liability under or with respect to, any:

2.18(d)(i) management, employment, consulting, or other agreement with any Personnel or other person providing for services or employment over a period of time or for termination, severance or increased benefits, whether or not conditioned upon a change in control of the Company;

2.18(d)(ii) bonus, incentive, deferred compensation, severance pay, profit-sharing, stock purchase, stock option, benefit, or similar plan, agreement, or arrangement;

2.18(d)(iii) collective bargaining agreement or other agreement with any labor union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others);

2.18(d)(iv) other employment contract, non-competition agreement, or other compensation agreement or arrangement affecting or relating to Personnel or current or former employees, officers, directors or agents of the Company; or

2.18(d)(v) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to Personnel or current or former employees, officers, directors or agents of the Company, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance.

2.18(e) Accrued Items.  The amount of accrued sick leave and vacation benefits for each employee of the Company as of September 14, 2012 is set forth on Schedule 2.18(e).  There have been no material changes other than in the Ordinary Course.

2.19 Labor Matters.

2.19(a) Compliance with Applicable Laws.  Except as set forth in Schedule 2.19(a), the Company is in material compliance with all Applicable Laws regarding employment and employment practices.

2.19(b) Labor Agreements.  Except as set forth in Section 2.19(b), the Company is not a party to or bound by any collective bargaining agreement, or other agreement with any labor union or other personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any personnel or others).

2.19(c) Pending Labor Matters.  Except as set forth in Schedule 2.19(c), (i), there is no unfair labor practice charge or complaint pending against the Company, pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board, nor is there any material grievance nor any material arbitration proceeding arising out of or under any employment-related collective bargaining agreements pending with respect to the business of the Company;  (ii) there are no pending or threatened wage determination matters against the Company; (iii) there is no labor strike, slowdown or work stoppage pending against the Company;(iv) there is no material charge or complaint pending or threatened against the Company before the Equal Employment Opportunity Commission or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices; and (v) the Company has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to the Company, and no such investigation is in progress.

2.20 ERISA.

2.20(a) ERISA Definitions.  Capitalized terms used in this Section 2.20 which are not otherwise defined in this Stock Purchase Agreement shall have the respective meanings set forth below:

2.20(a)(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.20(a)(ii) “Employee Benefit Plan” and “Employee Benefit Plans” refer respectively to any one or more of any “employee benefit plans,” as defined in Section 3(3) of ERISA as well as all other employee benefit plans or other benefit arrangements, including executive compensation and directors, benefit plans, and payroll practices which the Company maintains, contributes to or has any obligation to or liability for.

2.20(a)(iii) “Pension Plan” shall refer to any Employee Benefit Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA.

2.20(b) Vested Benefit Plans.  All Employee Benefit Plans of the Company are listed on Schedule 2.20(b).

2.20(c) True Copies Provided.  Copies or descriptions of each Employee Benefit Plan (and, where applicable, the most recent summary plan description, actuarial report, determination letter, most recent Form 5500 and trust agreement) have been made available to Buyer for review prior to the date hereof.

2.20(d) Obligations Current.  As of the date hereof, and except as disclosed on Schedule 2.20(d), (i) all material payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement have been made or are being processed in accordance with normal operating procedures, and except as set forth in the Company Financial Statements, all material amounts required to be reflected thereon have been properly accrued to date as liabilities under or with respect to each Employee Benefit Plan for the current year; (ii) the Company has performed all obligations required to be performed by it under any Employee Benefit Plan; (iii) the Employee Benefit Plans have been administered in compliance with their terms and the requirements of ERISA, the Code and all other applicable statutes, laws, ordinances, rules, orders and regulations of any applicable Governmental Authority; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefits) pending or threatened with respect to any Employee Benefit Plan; and (v) the Company has no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) for any material excise tax or civil penalty.

2.20(e) No Title IV Plans.  None of the Employee Benefit Plans that are Pension Plans are subject to Title IV of ERISA.

2.20(f) Qualified Status.  Except as set forth on Schedule 2.20(f), each of the Pension Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so “qualified” and nothing has occurred which would adversely affect the qualified status of any such Pension Plan.

2.20(g) No Obligation Triggered.  Except as set forth on Schedule 2.20(g), neither the execution and delivery of this Stock Purchase Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

2.21 Environmental Matters.  Except as set forth on Schedule 2.21, (i) the Company is and has been in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all material permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) the Company has not received any communication from any Person, including without limitation any Governmental Authority that alleges that the Company is not in such compliance; (iii) the Company has never had any contracts or subcontract arrangement or performed any work for any customer in connection with which the Company may have been subject to any material obligations or liabilities under any Environmental Law or which involved activities that could reasonably be expected to give rise to material obligations or liabilities of the Company under any Environmental Law (“Environmental Damages”); (iv) the Company has not engaged in any activities or decisions regarding the management, transportation, or disposal of Hazardous Substances that could reasonably be expected to result in a Release or an Environmental Claim; and (v) There are no Environmental Claims pending or, to the Knowledge of Seller, threatened against the Company, which would result in any Environmental Damages whatsoever.

2.22 Brokers.  Neither Seller or the Company has engaged any broker, finder or financial advisor or other person who is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller or the Company or any of the Company’s directors, officers, employees, representatives or agents, other than The McLean Group, LLC, the fees being the sole responsibility of Seller.

2.23 Bank Accounts and Powers of Attorney.  Schedule 2.23 sets forth: (a) the name of each Person with whom the Company maintains an account or safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the name of each Person holding a general or special power of attorney from the Company, and a summary of the terms thereof.  For the purposes of clarification, the Company uses Seller’s lock box account and associated bank accounts, and as promptly as possible after the Closing (subject to the Transition Services Agreement executed between the Parties as of the Closing Date), Buyer must establish its own lock box accounts and associated bank accounts.

2.24 Tax Matters.

2.24(a) Tax Definitions.  As used in this Stock Purchase Agreement:

2.24(a)(i) “Taxes” means all (and “Tax” shall mean any specific) taxes, government levies or other like government assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and any Tax or liability assumed or arising  as a result of the Company being, having been, or ceasing to be a member of any affiliated group (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar contract; and

2.24(a)(ii) “Tax Return” means any report, return, claim for refund, statement or other written information required to be supplied by the Company (or any Affiliate on behalf of Company) to a taxing authority in connection with any Taxes and any amendment thereto.

2.24(b) Representations Regarding Tax Matters.

2.24(b)(i) Except as set out on Schedule 2.24(b)(i), the Company has (A) timely filed with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Company and such Tax Returns, insofar as they relate to the Company, are true, correct and complete in all material respects and (B) paid or made adequate provision on the Company Financial Schedules in accordance with accepted accounting standards for the payment of all Taxes of the Company shown to be due (or otherwise due whether or not reflected as shown to be due when filed) on such filed Tax Returns;

2.24(b)(ii) Except as set out on Schedule 2.24(b)(ii), neither Seller nor the Company have received any written notice of deficiency or assessment from any federal, state, local or other taxing authority with respect to liabilities for Taxes of the Company that have not been fully paid or finally settled;

2.24(b)(iii) Except as set out on Schedule 2.24(b)(iii), no claim has ever been made by a taxing authority with which the Company does not file Tax Returns that the Company is or may be subject to taxation by that taxing authority, nor is there any factual basis for any such claim;

2.24(b)(iv) There is no pending or threatened inquiry, request for information, action, audit, proceeding, or investigation with respect to the Company involving (and neither Seller nor any of its officers or directors expect there to be any inquiry, request for information, action, audit, proceeding or investigation):

(1) the assessment or collection of Taxes, or

(2) a claim for refund made by the Company, with respect to Taxes previously paid;

2.24(b)(v) Except as set out on Schedule 2.24(b)(v), the Company has never been included in an affiliated group (as defined in Section 1504 of the Code) nor has any liability for the Taxes of any person  under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

2.24(b)(vi) Except as set out on Schedule 2.24(b)(vi), there are no outstanding waivers or extensions of any statute of limitations with respect to the assessment of any Tax payable by the Company;

2.24(b)(vii) The Company has not taken any action other than in accordance with past practice that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date;

2.24(b)(viii) The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

2.24(b)(ix) Except as set out on Schedule 2.24(b)(ix), the Company has not made any payments, is not obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible or that may subject it to excise tax payments under either Sections 162(m) or 280G of the Code;

2.24(b)(x) The Company is not a party to any tax-sharing agreement, or similar agreement (whether express or implied), including any terminated agreement, as to which it could have any continuing liabilities;

2.24(b)(xi) The Company has not applied for a ruling relating to Taxes from any taxing authority or entered into any closing agreement with any taxing authority;

2.24(b)(xii) The Company has not made an election, nor is it required, to treat any asset as (A) owned by another person pursuant to the provisions of Section 168(f) or (g) of the Code, or the safe harbor leasing provisions of the Code, or (B) tax-exempt bond-financed property or tax-exempt use property within the meaning of Section 168 of the Code;

2.24(b)(xiii) The Company has never had a subsidiary corporation;

2.24(b)(xiv) Except as set out on Schedule 2.24(b)(xiv), the unpaid Taxes of the Company (A) did not, as of August 3, 2012, exceed the reserve for tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the respective Company Financial Statements for such date (other than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns;

2.24(b)(xv) The Company does not have a “permanent establishment” in any foreign country as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country and  the Company has not otherwise taken steps or conducted business operations that have exposed, or will expose it to the taxing jurisdiction of a foreign country.  The Company has complied with all applicable tax laws and regulations of each country (including political subdivisions thereof) in which the Company, has performed services, even where such services relate or are provided solely to agencies of the United States government;

2.24(b)(xvi) The Company has properly collected or withheld and timely paid and reported all Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and has properly classified all workers for Tax withholding and other purposes;

2.24(b)(xvii) Schedule 2.24(b)(xvii) lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for all taxable periods from the date of its acquisition by the Seller (September 2007) and also indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of an audit by a Governmental Authority.  For the purposes of clarity, the Company’s federal Tax Returns are consolidated into Seller’s corporate Tax Return, and will not be available to Buyer.  Seller will, however, provide to Buyer prior to the Closing Date any pro forma federal tax return and supporting schedules reflecting Company’s taxes prior to any rollup into a consolidated return for the years 2008 through 2011.  If the same is not available, then Seller will provide any schedules in any federal income Tax Return reflecting the income and expenses of Company reported for Tax purposes for any period that includes January 1, 2008 and to the date of Closing as well as a listing as of the Closing Date of all assets of Company including any basis information and any tax attributes including, but not limited to, any loss, credit, unused deductions, deferred gains or losses or other carryovers.  Seller has delivered or will promptly deliver to Buyer correct and complete copies of all state income Tax Returns filed by the Company, foreign tax returns (if any) filed by the Company, as well as any examination reports, and statements of deficiencies assessed against or agreed to by the Company, since the date of its acquisition by Seller.

2.24(b)(xviii) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii) and Seller is not a foreign person within the meaning of Section 1445 of the Code;

2.24(b)(xix) The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 and there is no pending application with respect to the same;

2.24(b)(xx) The Company has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Company for Taxes;

2.24(b)(xxi) There are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which the Company is a party that is required to be treated as a partnership for federal income Tax purposes;

2.24(b)(xxii) The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it;

2.24(b)(xxiii) There are no Liens for Taxes upon the assets of the Company, except for statutory Liens for current Taxes not yet due;

2.24(b)(xxiv) The Company has not entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign Law;

2.24(b)(xxv) The Company does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code;

2.24(b)(xxvi) Any adjustment of Taxes of the Company made by a Taxing Authority, which is required to be reported to another Taxing Authority, has been so reported;

2.24(b)(xxvii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period as a result of (i) any intercompany transaction or excess loss account described in the treasury regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income tax laws), (ii) an open transaction disposition made on or prior to the Closing Date, or a (iii) a prepaid amount received on or prior to the Closing Date;

2.24(b)(xxviii) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

2.24(b)(xxix) Except as set out on Schedule 2.24(b)(xxix), neither the Company nor any Affiliate of the Company has (i) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6111 or 6112 of the Code, applicable United States Treasury Regulations or other published guidance from the Internal Revenue Service or (ii) engaged in any transaction that could give rise to (a) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (b) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (c) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

2.24(b)(xxx) Except as set out on Schedule 2.24(b)(xxx), no election under Regulation §301.7701-3 has ever been filed with respect to the Company or any Affiliate of the Company; and

2.24(b)(xxxi) Neither the Company nor any Affiliate of the Company is a party to (i) any deferred compensation arrangement subject to Section 409A of the Code that does not comply with the requirements of Sections 409A(b)(2), (3), and (4) of the Code or (ii) any contract that could obligate it to indemnify any Person against any Taxes resulting from the application of Section 409A of the Code.

2.25 Federal and State Government Contracts.

2.25(a) Definitions Related to Government Contracts.  The following capitalized terms, when used in this Section 2.24(b)(xxii) and other provisions of this Stock Purchase Agreement, shall have the respective meanings set forth below:

2.25(a)(i) “Active Government Contract” means a Government Contract which is not a Completed Government Contract;

2.25(a)(ii) “Bid” means any bid, proposal, offer or quotation made by the Company or by a contractor team or joint venture, in which the Company is participating, that, if accepted, would lead to a Government Prime Contract or a Government Subcontract;

2.25(a)(iii) “Completed Government Contract” means a Government Contract (A) whose period of performance, including any base period and all exercised option periods, has expired, (B) on which there exist no unexercised options, (C) on which the Company has completed performance and made all required deliveries, which performance and deliveries have been finally accepted by the customer, (D) on which the Company has received final payment, (E) regarding which there are no pending claims, appeals, or lawsuits by or against the Company, and (F) for which the time period for audit or adjustment has lapsed;

2.25(a)(iv) “Government Contract” means any Government Prime Contract or Government Subcontract;

2.25(a)(v) “Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company and either the U.S. Government or a State Government;

2.25(a)(vi) “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change order, grant, arrangement or other commitment of any kind between the Company and any person who is either (i) a prime contractor to either the U.S. Government or a State Government, or (ii) a subcontractor with respect to a Government Prime Contract;

2.25(a)(vii) “Industrial Funding Fee” means the fee provided by 48 CFR §552.238-74 “Industrial Funding Fee and Sales Reporting” and referred to as the Industrial Funding Fee;

2.25(a)(viii) “State Government” means any state, territory or possession of the United States or any department or agency of any of the above with statewide jurisdiction and responsibility;

2.25(a)(ix) “Teaming Agreement” has the same meaning as the term, “contractor team arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601; and

2.25(a)(x) “U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

2.25(b) Government Contracts.

2.25(b)(i) Schedule 2.25(b)(i) lists each and every Active Government Contract to which the Company is (or has been at any time during the past three (3) years) a party with a contract value in excess of Twenty Five Thousand Dollars ($25,000).

2.25(b)(ii) Schedule 2.25(b)(ii) lists each and every pending Bid.

2.25(b)(iii) Schedule 2.25(b)(iii) lists each and every active Teaming Agreement to which the Company is a party.

2.25(c) Status of Government Contracts.  Except as set forth on Schedule 2.25(c), with respect to the Company’s Government Contracts:

2.25(c)(i) The Company has complied with all                                                                material terms and conditions of the Company’s Government Contracts, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Applicable Law therein, and Teaming Agreements;

2.25(c)(ii) The Company has complied with all requirements of Applicable Law;

2.25(c)(iii) All representations and certifications executed, acknowledged or set forth in or pertaining to any Bid which was submitted by the Company within the past three (3) years which resulted in an Active Government Contract or any Government Contract, to which the Company is (or has been at any time during the past three (3) years) a party, were current, accurate and complete in all material respects as of their effective date, and the Company has complied in all material respects with all such representations and certifications;

2.25(c)(iv) Neither the U.S. Government, any State Government nor any prime contractor, subcontractor or other person has notified the Company that the Company has breached or violated any Applicable Law or any certification, representation, clause, provision or requirement of any Government Contract or Bid;

2.25(c)(v) In every material respect, the cost accounting practices that the Company is using (and has used at all times during its ownership by Seller) to estimate and record costs in connection with the submission of Bids and performance of Government Contracts are (and have been) in compliance with Applicable Law, including but not limited to, the FAR Cost Principles and Cost Accounting Standards, and have been properly disclosed to the U.S. Government (if required to be disclosed by Applicable Law);

2.25(c)(vi) Neither the Company, nor any of its directors, officers or employees (for persons other than Seller, while employed by or serving in such capacity for the Company) or any of them, is (or has been at any time during the past three (3) years) subject to a negative Contractor Performance Assessment Report (or “CPAR”), suspended or debarred from doing business with the U.S. Government or any State Government, or has been declared nonresponsible or ineligible for U.S. Government or State Government contracting, and the Company does not know of any circumstances that would warrant in the future the institution of suspension or debarment proceedings, criminal or civil fraud or other criminal or civil proceedings or a determination of nonresponsibility or ineligibility against the Company or any of its directors, officers or employees;

2.25(c)(vii) Except as set out on Schedule 2.25(c)(vii) since its acquisition by Seller,  no termination for convenience, stop work, termination for default, cure notice or show cause notice has been issued to the Company with respect to any of the Company’s Government Contracts, and no event, condition or omission has occurred or exists that would constitute grounds for any such action;

2.25(c)(viii) Except as set out on Schedule 2.25(c)(viii), no pending cost item in excess of $1,000 or group, type or class of cost in excess of $25,000 in the aggregate and which was incurred or invoiced by the Company on any Active Government Contract to which the Company is a party has been questioned or disallowed, or otherwise been the subject of a formal dispute;

2.25(c)(ix) Except as set out on Schedule 2.25(c)(ix), no money presently due to the Company on any Active Government Contract to which the Company is a party has been withheld or set off or subject to attempts to withhold or setoff;

2.25(c)(x) The Company has not made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or similar clause limiting the U.S. Government’s liability on any Active Government Contract to which the Company is a party (including, without limitation, any work being performed “at risk” in advance of receipt of funding);

2.25(c)(xi) With respect to all active cost reimbursable Government Contracts to which the Company is a party, the Company’s actual indirect cost rates are not less than the applicable provisional billing indirect cost rates and the Company’s actual indirect cost rates do not exceed the applicable indirect cost rate ceilings;

2.25(c)(xii) Except as set out on Schedule 2.25(c)(xii), neither the Defense Contract Audit Agency (“DCAA”) or any other cognizant Government audit agency has conducted an incurred cost audit of the Company at any time.  Neither the United States Government nor any prime contractor of higher-tier subcontractor under any Active Government Contract or Completed Government Contract has questioned or disallowed any costs claimed by the Company under any such contract, and there is no fact or occurrence that would be a basis for disallowing any such costs.  The reserves, if any, established by the Company with respect to possible adjustments to the indirect and direct costs incurred by the Company on any such contracts are reasonable and are adequate to cover any potential adjustments resulting from audits of any such contracts.

2.25(c)(xiii) Except as set out on Schedule 2.25(c)(xiii), the Company and its respective employees, hold such security clearances as are required to perform Government Contracts of the type performed prior to the date hereof by the Company; to the Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in the suspension or termination of such clearances or that could reasonably be expected to render the Company ineligible for such security clearances in the future, and the Company has complied in all respects with all security measures required by Government Contracts or Applicable Law; and

2.25(c)(xiv) Based on experience and submissions to the U.S. Government to date, Seller does not reasonably expect the Company’s provisional rates going forward for work to be performed for or on behalf of the U.S. Government during 2013 to be materially different from the provisional rates for 2012, except for certain contracts containing escalation rates, and provisions for cost of living adjustments as such are identified on Schedule 2.25(c)(xiv).

2.25(d)  Investigations and Audits.  Except as set forth on Schedule 2.25(d):

2.25(d)(i) Neither the Company, Seller nor to the Knowledge of Seller, any of its directors, officers, employees or any of its agents or consultants are (or have been, during any of the last three (3) years) under administrative, civil (including, but not limited to, claims made under the False Claims Act) or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract;

2.25(d)(ii) The Company has not made a voluntary disclosure to the U.S. Government or any State Government during any of the last three (3) years with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract;

2.25(d)(iii) Except as set out on Schedule 2.25(d)(iii), Seller is not aware of any irregularities, misstatements or omissions arising under or relating to any Active Government Contract that has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in Section 2.25(d)(i) or Section 2.25(d)(ii), or to any other damage, penalty assessment, recoupment of payment, or disallowance of cost; and

2.25(d)(iv) During the past three (3) years the Company has not received any negative CPAR, negative audit reports or other negative reports of non-compliance, or drafts thereof, in respect of any Government Contract.

2.25(e) Claims.

2.25(e)(i) Except as set forth on Schedule 2.25(e)(i), the Company has no interest in any pending or potential claim or request for equitable adjustment against the U.S. Government, any State Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, Bid or Teaming Agreement, and the Company is not a party (either as the protestor or an interested party) to any protest to the procuring agency or the United States General Accounting Office.

2.25(e)(ii) Except as set forth on Schedule 2.25(e)(ii), there exist no outstanding claims against the Company, either by the U.S. Government or a State Government or by any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Government Contract, Bid or Teaming Agreement, and to Seller’s Knowledge, there are no facts that are known or should be known to the Company and Seller that might give rise to or result in such a claim.

2.25(e)(iii) Except as set forth on Schedule 2.25(e)(iii), there exist no pending disputes between the Company and the U.S. Government or any State Government, or between the Company and any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Government Contract, Bid or Teaming Agreement, and to Seller’s Knowledge there are no facts known or should be known to the Company and Seller that might give rise to or result in such a dispute.

2.25(e)(iv) Except as set forth on Schedule 2.25(e)(iv), there exist no financing arrangements (e.g., an assignment of money due or to become due) with respect to any Active Government Contract to which the Company is a party.

2.25(f) Multiple Award Schedules.

2.25(f)(i) Except as disclosed on Schedule 2.25(f)(i), the Company has not at any time charged the U.S. government a price higher than its commercial customers with respect to each multiple award schedule Government Contract identified on Schedule 2.25(b)(i).

2.25(f)(ii) Except as set forth on Schedule 2.25(f)(ii), the Company has complied with the notice and pricing requirements of the Price Reduction clause in each multiple award schedule Government Contract identified on Schedule 2.25(b)(i), and there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company’s failure to comply with the Price Reductions clause.

2.25(f)(iii) Except as set forth on Schedule 2.25(f)(iii), the Company has complied with all payment requirements of the Industrial Funding Fee in each award schedule Government Contract identified on Schedule 2.25(b)(i), and there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon the Company’s failure to comply with the Industrial Funding Fee payments.

2.25(g) Government Furnished Property.  Schedule 2.25(g) identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company by or on behalf of the U.S. Government for use in the performance of a Government Contract (“Government-Furnished Property”) and the Government Contracts to which each item of Government-Furnished Property relates.  The Company has complied in all material respects with all of its obligations relating to the Government-Furnished Property.

2.25(h) Former Government Officials.  Except as set forth on Schedule 2.25(h), the Company does not employ or engage as a consultant any former procurement official or former high ranking military officer or other government officials.

2.25(i) Ethics Policy.  Except as set forth on Schedule 2.25(i), the Company does not have an “ethics compliance” policy regarding how its employees are required to conduct themselves and perform work done under Government Contracts, and, Seller has no Knowledge of any past conduct or practices of the Company employees or agents which could reasonably be characterized as unethical conduct or practices in place.

2.25(j) Timekeeping.  Except as set forth on Schedule 2.25(j), the Company, and each of its employees, has complied with all timekeeping/time recordation requirements of the applicable Government Contracts, and Seller has no Knowledge of any facts or circumstances that could reasonably be expected to result in an investigation by the U.S. Government based upon the Company’s failure to comply with such applicable timekeeping/time recordation requirements.

2.26 Corporate Organic Documents and Records.  True and complete copies of the Certificate of Incorporation and Bylaws of the Company, as currently in effect, and the director and shareholder minutes and stock record books (ledger, transfer book, all issued and cancelled certificates) of the Company from the date of its formation to the Closing Date have been provided to Buyer.  The minute book of the Company contains accurate and complete records of all meetings held of, and corporate actions taken by, Seller, the Board of Directors and any committees of the Board of Directors of the Company and no meeting of Seller, the Board of Directors or any committees of the Board of Directors has been held for which minutes have not been prepared and are not contained in the minute books.

2.27 Full Disclosure.  No representations or warranties by Seller in this Stock Purchase Agreement including any Schedules or Exhibits attached hereto, or any document or certificate signed or acknowledged by Seller and delivered pursuant hereto, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.  There is no fact that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, financial condition or results of operations of the Company (or to the Knowledge of Seller the business prospects of the Company) that has not been set forth in or otherwise disclosed in connection with the negotiation, preparation, or execution of this Stock Purchase Agreement or any Exhibit or Schedule attached hereto or contemplated hereby.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller as follows:

3.1 Buyer’s Status, Authority, Execution and Delivery.

3.1(a) Buyer’s Status.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and to conduct its business as conducted on the date hereof.

3.1(b) Buyer’s Authority.  Buyer has the full capacity, power and authority to execute, deliver and perform this Stock Purchase Agreement and the transactions contemplated by this Stock Purchase Agreement.  This Stock Purchase Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (ii) rights to indemnity may be limited by applicable law or the public policies underlying such laws.

3.2 No Violation and Consents and Approvals.  The execution and delivery of this Stock Purchase Agreement by Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof and thereof will not directly or indirectly, with or without notice, immediately or with the passage of time, conflict with, or result in any violation of or default under, (a) any provision of the Articles of Incorporation or Bylaws of Buyer, (b) any Order or Applicable Laws applicable to Buyer, or the property or assets of Buyer, or (c) any Contracts to which Buyer is a party or by which Buyer or the assets of either may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents have been obtained prior to Closing or which, individually or in the aggregate, would not impair Buyer’s ability to consummate the transactions contemplated hereby.  No Governmental Approval is required to be obtained or made by or with respect to Buyer or the Affiliates of either in connection with the execution and delivery of this Stock Purchase Agreement, or the consummation by Buyer of the transactions contemplated hereby, other than, in each case, (i) compliance with and filings under the Exchange Act, if applicable, (ii) compliance with and filings under state environmental statutes, (iii) compliance with and filings under applicable governmental and defense industrial security clearances, (iv) compliance with Applicable Law relating to Government Contracts, and (v) those the failure of which to obtain, individually or in the aggregate, would not impair Buyer’s ability to consummate the transactions contemplated hereby.

3.3 Brokers.  No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of the directors, officers, employees, representatives or agents of Buyer, other than The McLean Group, LLC, the fees being the sole responsibility of Seller.

SECTION 4. COVENANTS OF THE PARTIES.

4.1 Conduct of the Company’s Business.  During the period from August 3,, 2012 to the Closing Date, Seller has and will continue to cause the Company to conduct its business and operations in the Ordinary Course and, to the extent consistent therewith, to use reasonable efforts to preserve its current relationships with customers, employees, suppliers and others having business dealings with it.  Without limiting the generality of the foregoing, except as contemplated by or disclosed on Schedule 4.1 of this Stock Purchase Agreement, during the period from August 3, 2012 to the Closing Date, without the prior written consent of Buyer, Seller has not and will not permit the Company to:

4.1(a) create, incur, assume or guarantee any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than in the Ordinary Course;

4.1(b) issue, sell or deliver any shares of its Capital Stock or any securities convertible into or exchangeable for any shares of its Capital Stock, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its Capital Stock, or amend any terms of any such securities or agreements;

4.1(c) pay any dividends or make any distributions to Seller;

4.1(d) increase the rate of compensation of, or pay or agree to pay any benefit to, its directors, officers or Key Employees, except in the Ordinary Course;

4.1(e) enter into, adopt or amend any Employee Benefit Plan, or employment or severance agreement, except as required by law;

4.1(f) except in the Ordinary Course,

4.1(f)(i) sell, lease, transfer, or otherwise dispose of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of One  Thousand Dollars ($1,000), or

4.1(f)(ii) mortgage or encumber any properties or assets, whether real or personal, which have an aggregate book value in excess of Five Thousand Dollars ($5,000);

4.1(f)(iii) acquire or agree to acquire by merging or consolidating, with, or by purchasing the stock or equity interests or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company;

4.1(f)(iv) except as set out on Schedule 4.1(f)(iv), enter into any agreement with any agent or representative with respect to business outside of the United States;

4.1(f)(v) enter into, or make any Bid for, any fixed price contract for an amount for which the anticipated cost of performance would exceed Twenty-Five Thousand Dollars ($25,000);

4.1(f)(vi) enter into, or make any Bid for, any cost plus contract with a contract value in excess of Twenty-Five Thousand Dollars ($25,000);

4.1(f)(vii) enter into any agreement (other than this Stock Purchase Agreement) that would prevent the Company from operating in a manner consistent with its past practices;

4.1(f)(viii) fail to pay its payables in the Ordinary Course;

4.1(f)(ix) collect its receivables other than in the Ordinary Course;

4.1(f)(x) modify, amend or terminate any contract or agreement listed above or any material lease of Real Property (except modifications or amendments in connection with extensions, renewals of leases in the Ordinary Course);

4.1(f)(xi) take any action that could reasonably be expected to cause any of the representations or warranties of Seller to be untrue in any material respect; or

4.1(f)(xii) agree, whether in writing or otherwise, to do any of the foregoing.

4.2 Prior to the Closing.

4.2(a) Access to Information.  During the period from the Effective Date Stock Purchase Agreement through the Closing Date, Seller will cause the Company to give Buyer and its authorized representatives reasonable access during regular business hours to all plants, offices, warehouses, facilities, books and records of the Company as they may reasonably request; provided, however, that Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Seller to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting the normal business of the Company.

4.2(b) Confidentiality.  Until Closing, Buyer will hold and will cause its employees, agents, Affiliates, consultants, representatives and advisors to hold any information which it or they receive in connection with the activities and transactions contemplated by this Stock Purchase Agreement in strict confidence (the “Confidentiality Agreement”).

4.3 Reasonable Efforts.  Subject to the terms and conditions of this Stock Purchase Agreement, each of the Parties will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws and regulations to consummate the transactions contemplated by this Stock Purchase Agreement at the earliest practicable date.

4.4 Consents.  Without limiting the generality of Section 4.3 and subject to Section 4.7 hereof, each of the Parties will use its reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Stock Purchase Agreement prior to the Closing; provided, however, that, any provision hereof to the contrary notwithstanding, neither Seller nor the Company shall have any obligation to pay any fee to any third party for the purpose of obtaining any consent or approval or any costs and expenses of any third party resulting from the process of obtaining such consent or approval.  Each of the Parties will make or cause to be made all filings and submissions under Applicable Laws as may be required for the consummation of the transactions contemplated by this Stock Purchase Agreement.  Buyer and Seller will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

4.5 Public Announcements.  Seller and Buyer will not, and Seller will cause the Company not to, issue any report, statement or press release or otherwise make any public statement with respect to this Stock Purchase Agreement and the transactions contemplated hereby without prior consultation with and approval of the other Parties, except as may be required by law or securities exchange regulations or as may be necessary in order to discharge the disclosure obligations of any such Party, in which case (provided it is legally permissible to do so) such Party shall give reasonable notice to the other Party and discuss the contents of the disclosure before issuing any such report, statement or press release.

4.6 Access to Books and Records Following the Closing.  Following the Closing, Buyer shall permit Seller and their authorized representatives (for bona fide business purposes and subject to execution of a confidentiality agreement reasonably satisfactory in form and substance to Buyer), during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of the Company which relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing; provided, however, (a) that Seller and their representatives shall take such action as is deemed necessary in the reasonable judgment of Buyer and the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting the normal business of the Company, (b) the Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) the Company need not supply Seller with any information which, in the reasonable judgment of Buyer or the Company, the Company is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information.  Buyer agrees that it shall retain all such books and records for a period of seven (7) years following the Closing, or for such longer period following the Closing as may be required by law.

4.7 Novation or Waivers of Government Contracts and Subcontract Agreements.

4.7(a) Cooperation to Obtain Novations.  If any novation of a Government Contract with the U.S. Government (each a “U.S. Government Contract”) is required or requested (even if such novation is not legally required) by the U.S. Government and/or the appropriate prime contractor, Buyer and Seller will each use his, her or its reasonable efforts, and will cooperate with each other, to obtain all such novations.  Seller shall render all necessary assistance to Buyer in obtaining such novations in such manner as Buyer reasonably requests.

4.7(b) Reciprocal Actions.  Without limiting the generality of Section 4.7(a), in connection with the transactions contemplated hereby, (i) Buyer and the Company will execute novation agreements and any other appropriate and reasonable documents, in such form as may be reasonably required or requested (even if such novation is not legally required) by the U.S. Government and/or the appropriate prime contractor, with respect to the U.S. Government Contracts, (ii) subject to the provisions of Section 9 relating to notice, the claims procedure, limitations of liability, and dispute resolution with respect to claims for indemnification, Seller will indemnify Buyer against any liability (including, without limitation, setoff by the U.S. Government or other third party, guarantees, and payments) which Buyer may incur under any such novation agreement by reason of any failure by the Company to perform its obligations under the novated U.S. Government Contracts prior to the Closing Date to the extent that such liability is one for which Buyer is entitled to indemnity under Section 9.2 of this Stock Purchase Agreement, and (iii) Buyer will indemnify Seller against any liability (including setoff by the U.S. Government or other third party, guarantees, and payments) which Seller may incur under such novation agreement by reason of any failure by Buyer or any assignee thereof to perform its obligations under the novated U.S. Government Contracts following the Closing Date.

4.7(c) Buyer Acknowledgement.  Buyer acknowledges that (i) U.S. Government Contracts are subject to rules and regulations of the U.S. Government and to certain standard governmental contract clauses, including, without limitation, with respect to organizational conflicts of interest and termination for convenience, (ii) the novation and waiver processes, if applicable, may occur after Closing, (iii) Seller makes no representation or warranty with respect to the novation or waiver of the U.S. Government Contracts, and (iv) any refusal by the U.S. Government and/or the appropriate prime contractor to novate or grant a waiver with respect to the U.S. Government Contracts or any of them shall not constitute a breach of this Stock Purchase Agreement or give rise to any claim for indemnification or adjustment to the Purchase Price.  At all times prior to Closing, Buyer and Seller will each use reasonable efforts, and will cooperate with each other, to obtain, if requested by Buyer, the approval of the U.S. Government to allow Buyer to perform as a subcontractor throughout any applicable novation or waiver process.  Failure to obtain such approval shall not affect the Buyer’s or Seller’s rights and responsibilities as set forth in this Stock Purchase Agreement.

SECTION 5. TAX MATTERS.

5.1 Responsibility for Tax Returns.  Seller shall be responsible for all Tax Returns and shall also be responsible for or may enjoy all tax liabilities and/or benefits of the Company incurred through the Closing Date, as allowable by Applicable Law.  Buyer shall be responsible for filing all periodic Tax Returns required under Applicable Law for periods ending after the Closing Date.  In the case of any taxable period that includes the Closing Date, the rights and obligations of the Parties shall be based upon an interim closing of the books as of the close of business of the Closing Date consistent with the above.

5.2 Transfer and Similar Taxes.  Notwithstanding any other provisions of this Stock Purchase Agreement to the contrary, all sales, use, transfer, stamp, duties, recording and similar Taxes (but excluding Taxes based upon or measured by income) incurred in connection with the transactions contemplated by this Stock Purchase Agreement shall be borne by the Party subject to such Taxes under applicable laws.  Each Party shall, at its own expense, accurately file all necessary Tax Returns and other documentation with respect to such Taxes and timely pay all such Taxes.  If required by applicable law, the other Party will join in the execution of any such Tax Returns or such other documentation.

5.3 Return Filings; Refunds and Credits.

5.3(a) Future Cooperation.  Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company (including amended returns and claims for refund, if applicable), including maintaining and making available to each other all records necessary in connection with Taxes of the Company and in resolving all disputes and audits with respect to all taxable periods relating to Taxes of the Company. After the date hereof, the Company, Seller, and Buyer shall provide each other and their respective agents and representatives timely access and reasonable assistance and cooperation during normal business hours in making tax information relating to the Company and copies thereof (at each requesting Party’s own cost and expense) relating to taxable periods of the Company available to each other and their respective agents and representatives, including access for the timely filing of short-period returns to the extent such access is reasonably required. The Company may require Seller to execute and enter into a confidentiality agreement of reasonable form and substance acceptable to Buyer. All pertinent books of account, papers and records relating to the Company shall be retained and available for review and copying by each of the Parties either until the statute of limitations to which they relate has expired by lapse of time (but not more than seven (7) years) or by the terms of an agreement for extension of time or until such date as the Parties hereto shall have otherwise agreed and ending on or before the date hereof.

5.3(b) Destruction of Records.  For a period of the later to occur of (i) seven (7) years from the Closing Date or (ii) the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings), Buyer shall not, and shall cause the Company not to, dispose of or destroy any of the business records and files of the Company relating to Taxes with respect to the Company in existence on the Closing Date without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) days prior to the proposed date of such disposition or destruction.  Seller shall have reciprocal obligations to Buyer with respect to any business records and files relating to the Company’s Taxes retained by Seller and in existence on the Closing Date.

5.3(c) Refunds and Credits.  Any refunds and credits of Taxes of or relating to the Company with respect to (i) any taxable period ending on or before the Closing Date shall be for the account of Seller, and if received or utilized by Buyer or the Company, shall be paid to Seller within five (5) business days after Buyer or the Company receives such refund or utilizes such credit, and (ii) any taxable period beginning after the Closing Date shall be for the account of Buyer, and if received or utilized by Seller shall be paid by Seller to the Company within five (5) business days after Seller receives such refund or utilizes such credit.

5.4 Timing Adjustments.

5.4(a) Notification of Adjustments.  If an audit or other examination of any Tax Return prepared in connection with income taxes (“Income Tax Return”) of Seller or the Company for taxable periods ending on or before the Closing Date shall result (by final settlement or other final disposition) in any adjustment the effect of which is to increase deductions, losses or tax credits or decrease income, gains or recapture of tax credits (“Changes”) reflected on the Income Tax Returns of Buyer or the Company for taxable periods commencing on or after the Closing Date, Seller will notify Buyer and provide Buyer with all necessary information so that it can reflect on the Income Tax Returns of Buyer or the Company any appropriate Changes.  If an audit or examination of any Income Tax Return of Buyer or the Company for taxable periods ending on or after the Closing Date shall result (by settlement or other final disposition) in any Changes that could be used on Income Tax Returns (or amendments thereto) of the Company or Seller for taxable periods ending on or before the Closing Date, Buyer will notify Seller and provide Seller with all necessary information and authorizations so that Seller can reflect on the applicable Income Tax Returns for (or amendments thereto) any applicable Changes.  Seller shall provide for Buyer’s approval a copy of any such filing prior to Seller filing the same and provide Buyer with an opportunity to consent in writing to any such filing, with any non-Company information either redacted if not necessary for Buyer’s analysis for the applicable Changes or protected through a confidentiality agreement to be executed between the Parties. Buyer agrees to cooperate with Seller in the filing of any such Tax Returns.

5.4(b) Closing of Tax Year.  If requested by one Party, the other Party agrees to join in the election to terminate the Company’s taxable year as of the Closing Date as permitted under Section 1377 (a) of the Code.

5.5 Tax Indemnification.

5.5(a) Buyer to Seller.  Notwithstanding anything in this Stock Purchase Agreement to the contrary, Buyer shall indemnify, defend and hold harmless Seller, at any time after the Closing, from and against any liability for Taxes with respect to the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Buyer’s indemnity will cover only that portion of any such Taxes that are not attributable a period prior to the Closing Date).

5.5(b) Seller to Buyer.  Notwithstanding anything in this Stock Purchase Agreement to the contrary, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates from and against any liability for Taxes of the Company (including any Taxes required to be withheld by the Company with respect to any of its shareholders) or on any other Person with respect to whom the Company may be responsible for the payment of said Taxes or the failure to pay the same may otherwise be a breach of a representation set forth above in Section 2.24, for all taxable periods ending on or before the Closing Date.

5.5(c) Notice of Claims.  If a claim for Taxes shall be made by any taxing authority in writing, which, if successful, might result in an indemnity payment pursuant to this Section 5.5, the Party seeking indemnification (the “Tax Indemnified Party”) shall promptly notify the other Party (the “Tax Indemnifying Party”) in writing of such claim (a “Tax Claim”) within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant taxing authority.

5.6 Control of Contests.  Buyer shall have the sole right to control and make all decisions regarding the Company’s interests in any Tax audit or administrative or court proceeding relating to Taxes incurred for periods subsequent to the Closing Date, including selection of counsel and selection of a forum for such contest, Seller shall have the sole right to control and make all decisions regarding the Company’s interests in any Tax audit or administrative or court proceeding relating to Taxes incurred for periods prior to the Closing Date, including selection of counsel and selection of a forum for such contest. In the event of a tax audit of fiscal year 2012:, (i) Buyer, the Company and Seller shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) Seller shall have the right (but not the obligation) to participate in such audit or proceeding at Seller’s expense, (iii) Buyer shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of Seller, which consent shall not unreasonably be withheld, and (iv) Buyer may, without the written consent of Seller, enter into such an agreement provided that Buyer shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Stock Purchase Agreement with respect to such Taxes.

5.7 Tax Elections  For tax reporting purposes, Buyer and Seller mutually agree to file IRS form 8023 to evidence their Code Section 338(h)(10) election, and any corresponding state election, as same is defined within the Code (the “Election”).  Buyer will prepare any such Election prior to the Closing Date for Seller’s signature on the Closing Date.  In addition:

5.7(a) Buyer shall send to Seller credible evidence of mailing IRS form 8023 (i,e, copy of certified mail receipt) within thirty (30) days of  the Closing Date..

5.7(b) Each Party will pay all costs and expenses attributable to such Party's filing of the Tax Election;

5.7(c) Seller shall be responsible for any income tax resulting from the Election notwithstanding any provision herein to the contrary;

5.7(d) The Purchase Price shall not be “grossed up” or otherwise increased by reason of the Tax Election;

5.7(e) Within ninety (90) days after the Closing Date, Buyer shall propose the allocation of the Purchase Price to Seller (the “Proposed Allocation”). The Proposed Allocation shall be determined in a manner consistent with the Code.  If Seller does not object to the Proposed Allocation within ten (10) days after Seller’s receipt thereof, then the Proposed Allocation shall be deemed the final allocation of the Purchase Price (the “Final Allocation”).  If Seller objects to the Proposed Allocation, then Seller must notify Buyer in writing of such objection within ten (10) days after Seller’s receipt thereof (such notice setting forth in reasonable detail the basis for such objection).  The Parties will thereafter negotiate in good faith to resolve any such objections.  If the Parties are unable to resolve all of such differences within ten (10) calendar days after Buyer’s receipt of Seller's notice, then upon request of either party the parties will resolve the dispute by way of the Dispute Resolution Procedure set forth in Section 9 (which shall then determine the “Final Allocation”).

5.7(f) The Parties shall report the allocation of the Purchase Price as of the Closing Date on all Tax Returns and Tax forms (including, without limitation, Form 8883 of the Internal Revenue Service) in a manner consistent with such the Final Allocation and shall not, in connection with the filing of such returns or forms or in any examination, claim for refund, or any contest (administrative or judicial) of any adjustment to any return, make any allocation of the Purchase Price or take any position that is inconsistent with the Final Allocation.  The Parties agree to consult with one another with respect to any examination, claim for refund, or any contest (administrative or judicial) of any adjustment to any return relating to the Final Allocation.

SECTION 6. ADDITIONAL AGREEMENTS.

6.1 Seller’s Post-Closing Confidentiality Obligation.  Following the Closing, except as otherwise expressly provided in this Stock Purchase Agreement, Seller shall (and to the extent applicable shall cause their respective Affiliates and their officers, directors, employees, agents and representatives) (collectively, “Seller Related Parties”) (a) maintain the confidentiality of, (b) not use, and (c) not divulge, to any Person any confidential or proprietary information of the Company, except with the prior written consent of Buyer or to the extent that such information is required to be divulged by legal process, except as may reasonably be necessary in connection with the performance of any indemnification obligations under this Stock Purchase Agreement or except as may be required by Applicable Law or to enforce any provision of this Stock Purchase Agreement or the transactions or agreements contemplated herein; provided, however, that Seller and Seller Related Parties shall not be subject to such obligation of confidentiality for information that (i) otherwise becomes lawfully available to Seller or Seller Related Parties after the Closing Date on a non-confidential basis from a third party who is not under an obligation of confidentiality to Buyer or the Company or (ii) is or becomes generally available to the public without breach of this Stock Purchase Agreement by Seller and Seller Related Parties.

6.2 Retention Fund.  At the Closing, Buyer shall contribute an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Retention Fund”) into an interest bearing account owned and controlled by the Company and/or Buyer.  From and after the Closing, Buyer shall maintain the Retention Fund in an interest bearing account until paid to Company employees or paid to Seller pursuant to this Section 6.2.  The Retention Fund may be used by Buyer solely for the purpose of compensation to retain Company employees; provided, that the Company employees to receive such payments and the amounts of such payments shall be determined in the sole and absolute discretion of Buyer.  In the event that any portion of the Retention Fund has not been paid to Company employees as of February 28, 2015, such unpaid portion of the Retention Fund shall be paid to Seller within five (5) business days, together with any interest accrued on such amount.

6.3 Seller’s Post-Closing Restrictive Covenants.  Seller agrees that during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall not (whether directly or indirectly, through any Affiliate or other Person, or in the name or on behalf of any Affiliate or other Person, whether acting as an officer, director, shareholder, owner, partner, member, trustee, beneficiary, employee, promoter, consultant, technical adviser, agent, lender, manager or otherwise or as the assign of any such Person):

6.3(a) engage or participate with any current customer of the Company (including without limitation, any prospective customer who, on the Closing Date, is actively being pursued by the Company) in any business, either directly or indirectly, that competes with the business of the Company, which customers are identified on Schedule 6.3(a).

6.3(b) knowingly recruit, hire or solicit any current employee, consultant or independent contractor of Buyer or the Company, or encourage any such employee, consultant or independent contractor to leave the employ or service of either Buyer or the Company unless such former employee, consultant or independent contractor has not been employed or retained by Buyer or the Company for a period in excess of one year.

In the event of a breach by Seller or any of Seller’s Affiliates of any covenant set forth in this Section 6.3, the term of such covenant will be extended by the period of the duration of such breach.

SECTION 7. CONDITIONS TO CLOSING.

7.1 Conditions to Both Parties’ Obligations.  The obligations of the Parties to consummate the transactions contemplated by this Stock Purchase Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the Parties):

7.1(a) No Injunction.  On the Closing Date, there shall not be in effect any Order issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Stock Purchase Agreement.

7.1(b) Consents and Approvals; Permits.  Seller shall have obtained (i) the material consents and approvals, or waivers thereof, of third parties, including, without limitation, those of governmental regulatory entities, other than with respect to U.S. Government Contracts and (ii) the material permits, in each case, as set forth on Schedule 7.1(b).

7.2 Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Stock Purchase Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

7.2(a) Representations and Warranties.  The representations and warranties of Buyer in this Stock Purchase Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes permitted by the terms of this Stock Purchase Agreement.

7.2(b) Performance.  Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Stock Purchase Agreement to be so performed or complied with by Buyer at or prior to the Closing, including, but not limited to the delivery of Buyer’s Closing Documents pursuant to Section 1.4(b).

7.2(c) Officer’s Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) hereof (the “Officer’s Certificate”).

7.2(d) Board Approval.  The Board of Directors of Seller shall have granted all necessary consents to this Stock Purchase Agreement, the execution of this Stock Purchase Agreement and the transactions contemplated hereby, and such consents shall not have been revoked.

7.2(e) Delivery of Buyer’s Closing Documents.  Buyer shall have delivered to Seller prior to or at the Closing, the “Buyer’s Closing Documents” referred to in Section 1.4(b).

7.3 Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Stock Purchase Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

7.3(a) Representations and Warranties.  The representations and warranties of Seller in this Stock Purchase Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (with references therein to the date of this Stock Purchase Agreement being treated as references to the Closing Date), except for changes permitted by the terms of this Stock Purchase Agreement.

7.3(b) Performance.  Seller shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Stock Purchase Agreement to be so performed or complied with by Seller at or prior to the Closing, including the delivery of Seller’s Closing Documents pursuant to Section 1.4(c).

7.3(c) Seller’s Certificates.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by Seller, certifying the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b) hereof.

7.3(d) Key Employee Agreements.  The Parties recognize that it is critical to Buyer that prior to or at Closing, the employees of the Company identified on Exhibit A (the “Key Employees”) shall have entered into employment agreements in form and substance reasonably satisfactory to BCF and the Key Employees (collectively the “Employment Agreements”) in form and substance reasonably satisfactory to BCF and the Key Employees. Seller acknowledges that while such agreements are a Condition of Closing for Buyer pursuant to this Section 7, they shall not be delivered by Seller.

7.3(e) Delivery of Seller’s Closing Documents.  Seller shall have delivered to Buyer prior to or at the Closing, the “Seller’s Closing Documents” referred to in Section 1.4(b).

7.3(f) Form and Substance of Deliverables.  The form and substance of all certificates, instruments and other documents delivered or to be delivered to Buyer under this Stock Purchase Agreement shall be reasonably satisfactory to Buyer in all material respects.

7.3(g) Board Approval.  The Board of Directors of Buyer shall have granted all necessary consents to this Stock Purchase Agreement, the execution of this Stock Purchase Agreement and the transactions contemplated hereby, and such consents shall not have been revoked.

7.3(h) Resignations.  Unless otherwise requested by Buyer, all officers and directors of the Company shall have submitted their resignations as officers and directors effective as of the Closing.

7.3(i) Domain Name Assignments.  Prior to, concurrent with or immediately after the Closing, the Company shall change the technical, administrative and billing contacts of record for all internet domain names owned by the Company to representatives specified by Buyer.

7.3(j) Trademark Assignment.  Prior to, concurrent with or immediately after the Closing, Seller shall assign the registered trademark “RedBlack” to Buyer, free and clear of all Liens.

SECTION 8. TERMINATION.

8.1 Termination.  This Stock Purchase Agreement may be terminated and the transactions contemplated hereby may be abandoned:

8.1(a) at any time, by mutual written agreement of Seller and Buyer;

8.1(b) at any time after October 1, 2012, by Seller or Buyer immediately upon written notice to the other Party, if the Closing shall not have occurred for any reason other than a breach of this Stock Purchase Agreement by the terminating Party;

8.1(c) by Buyer, if there has been a material violation or breach by Seller of any agreement, representation or warranty contained in this Stock Purchase Agreement, which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer;

8.1(d) by Seller, if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Stock Purchase Agreement, which has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been waived by Seller; or

8.1(e) by either Buyer, or Seller if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by this Stock Purchase Agreement, and such Order shall have become final and non-appealable.

8.2 Procedure and Effect of Termination.  In the event of the termination of this Stock Purchase Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by the terminating Party to the other Party and this Stock Purchase Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Seller or Buyer.  If this Stock Purchase Agreement is terminated pursuant to Section 8.1 hereof:

8.2(a) Buyer shall return all documents, work papers and other materials (and all copies thereof) obtained from Seller or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller  and all confidential information received by Buyer with respect to the Company shall be treated in accordance with Section 4.2(b);

8.2(b) The obligations provided for in this Section 8.2 and Section 9 hereof with respect to confidential information, the confidentiality provision contained in Section 6.1 hereof and the Confidentiality Agreement referred to in Section 4.2(b) shall survive any such termination of this Stock Purchase Agreement for the applicable statute of limitations; and

8.2(c) Notwithstanding anything in this Stock Purchase Agreement to the contrary, the termination of this Stock Purchase Agreement shall not relieve either Party from liability for damages attributed to such Party’s breach of this Stock Purchase Agreement. In no event shall either Party be liable to the other for indirect, consequential or special damages, even if such Party has been advised of the possibility of same.

SECTION 9. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

9.1 Survival of Representations and Covenants.  The representations and warranties in this Stock Purchase Agreement and in any other document delivered in connection herewith shall survive the Closing Date and shall terminate for such purposes upon the earlier of: (i) expiration of the period for which indemnification for breach thereof may be sought pursuant to this Section 9 and other provisions of this Stock Purchase Agreement; and (ii) the applicable statute of limitations.  The covenants contained in this Stock Purchase Agreement shall terminate on the Closing Date, except for those rights and covenants which, by their terms, are to be performed after the Closing Date, which rights and covenants shall terminate as provided therein.

9.2 Seller’s Agreement to Indemnify.  Upon the terms and subject to the conditions of this Section 9, without duplication of any amounts recovered by Buyer by offset against the Escrow Funds, for a period of two (2) years from the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and Affiliates (including the Company, from and after the Closing Date) (collectively, “Buyer Indemnitees”), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Damages”) suffered by, imposed upon or incurred by Buyer Indemnitees by reason of or resulting from (i) a breach of any representation or warranty of Seller contained in this Stock Purchase Agreement; or (ii) non-performance of any agreement or covenant of Seller contained in or made pursuant to this Stock Purchase Agreement (collectively, “Buyer Claims”), provided, that the Buyer Indemnitees make a claim for indemnification within the applicable survival period.  Notwithstanding the foregoing, Seller’s indemnity obligations with respect to a breach of Section 2.24(b)(xxii) shall continue for a period of three (3) years, and Seller’s indemnification obligations with respect to Special Claims shall continue until expiration of the applicable statutes of limitations.  For purposes of this Agreement, the term “Special Claims” shall mean and refer to those claims (1) relating to Tax Claims or other amounts described in or pursuant to Section 5.5(b); (2) resulting from fraud by Seller; (3) resulting from willful misconduct of Seller or the Company; (4) amounts due under Sections 9.5, 9.6 and/or 9.7; and (5) relating to claims by a third party with respect to any Third Party Contractual Requirements Contracts which are not listed on Schedule 2.14(a) with respect to the representations and warranties made under Section 2.24.  As used in the previous sentence the willful misconduct shall be limited to conduct which constitutes a violation of criminal law as finally determined (or by guilty or nolo contendre plea) in a judicial or arbitration proceeding by clear and convincing evidence or otherwise constitutes intentional and knowing malfeasance as finally determined in a judicial or arbitration proceeding by clear and convincing evidence (or by guilty or nolo contendre plea).

The amounts for which Seller shall be liable under this Section 9 are subject to the Indemnity Limitations set out in Section 9.8 below, and shall also be net of any insurance proceeds paid to the Buyer Indemnitees by insurance in connection with the facts giving rise to the right of indemnification or which would have been payable to Buyer Indemnitees in the event that any Buyer Indemnitee had made a valid claim with respect to any such amount under any insurance policies maintained by Buyer Indemnitees which provide coverage with respect to the facts giving rise to the right of indemnification.

9.3 Buyer’s Agreement to Indemnify.  Upon the terms and subject to the conditions of this Section 9, without duplication of any amounts recovered by Seller by offset against the Escrow Funds, for a period of two (2) years from the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents and Affiliates (collectively, “Seller Indemnitees”), from and against all suffered by, imposed upon or incurred by Seller Indemnitees by reason of or resulting from (i) a breach of any representation or warranty of Buyer contained in this Stock Purchase Agreement; or (ii) non-performance of any agreement or covenant of Buyer contained in or made pursuant to this Stock Purchase Agreement (collectively, “Seller Claims”), provided, that the Seller Indemnitees make a claim for indemnification within the applicable survival period.

9.4 Indemnity Claims.  Seller acknowledges and agrees that to the extent Buyer incurs any Damages with respect to Buyer Claims (other than Special Claims) (such claims, the “Indemnity Claims”), then upon a determination pursuant to Section 9.9 that sums are due Buyer from Seller pursuant to Seller’s indemnification obligations under this Section 9 or Section 5.5 (all such amounts, after complete resolution of any disputes with regard thereto, a “Determined Offsetable Amount”), Buyer may recover any such Determined Offsetable Amount from the Escrow Funds.

9.5 Uncollected Accounts Receivable.  Seller acknowledges and agrees that to the extent that any of the receivables (including unbilled receivables, but excluding receivables that were excluded from the definition of Net Working Capital in Section 1.3(c)) are not collected in full by the first anniversary of the Closing Date, then Buyer may offset an amount equal to, on a dollar-for-dollar basis, such uncollected receivables against the Escrow Funds. Notwithstanding the foregoing, if such a receivable is, in fact, subsequently collected, Buyer shall refund the amount of such offset, to the extent actually collected, net of collection costs, to the Escrow Funds (if and to the extent the Escrow Funds were offset).  In the event that any receivables that were excluded from the definition of Net Working Capital in Section 1.3(c) is, in fact, subsequently collected, Buyer shall deliver the proceeds of such collections to Seller within five (5) business days of receipt thereof.

9.6 Undisclosed Payables.  Seller acknowledges and agrees that to the extent that any payables to vendors, suppliers, consultants, or employees related to periods prior to the Closing Date are not disclosed then Buyer may offset an amount equal to, on a dollar-for-dollar basis, such undisclosed payables against the Escrow Funds.

9.7 Other Special Claims.  Seller acknowledges and agrees that it shall indemnify, defend and hold harmless the Buyer Indemnitees from and against all Damages suffered by, imposed upon or incurred by Buyer Indemnitees after the Closing Date by reason of or resulting from the termination for convenience of any U.S. Government Contract to the extent such terminations occurred  prior to the Closing Date.  The above notwithstanding, to the extent that there are any net positive financial benefits to be enjoyed after the Closing Date resulting from such terminations prior to the Closing Date, Buyer shall notify Seller within five (5) days of  Knowledge of same, and reimburse Seller for same within thirty (30) days of receipt of such positive net benefits.

9.8 Indemnity Limitations.

9.8(a) General Limitation of Seller’s Liability.  Except in the case of indemnity claimed for Special Claims, the liability of Seller for indemnity obligations under this Stock Purchase Agreement shall be limited to future offset against the Escrow Funds.

9.8(b) Limitation of Seller’s Liability for Special Claims.  In the case of Special Claims, the limitation of Seller’s liability shall be capped at the amount of Cash at Closing plus the Escrowed Funds, and Buyer shall have all remedies available at law or in equity.

9.8(c) Indemnification Deductible for Sellers.  No claims for indemnification may be asserted by either Party against the other pursuant to this Section 9 until the aggregate amount of all Damages incurred in connection with the Buyer Claims or the Seller Claims, respectively, exceeds Twenty Five Thousand Dollars ($25,000) (the “Indemnification Deductible”), at which time Indemnified Party shall be entitled to recover all Damages, including Damages accrued up to the Indemnification Deductible.  The Indemnification Deductible shall not apply in the case of Special Claims.

9.9 Claims Procedures.

9.9(a) Exclusive Procedure.  All claims for indemnification or offset under this Section 9 shall be asserted and resolved exclusively in accordance with the procedures set forth in this Section 9.9.

9.9(b) Notice Requirements.  In the event that any Buyer Indemnitees or Seller Indemnitees (each an “Indemnified Party”) has a claim for indemnification or offset against the other Party obligated to provide indemnification (or which is entitled to payment under any Offsetable Obligation) pursuant to this Section 9 (the “Indemnifying Party”) which does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a notice of the claim to Seller  or Buyer, as the case may be.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder, and, in the case of liabilities of Seller, a Determined Offsetable Amount.  In the event  an objection is made in writing, the Indemnified Party shall have thirty (30) business days to respond in a written statement to the objection.  If, after such thirty (30) business day period, there remains a dispute as to any claim, the Parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective Parties with respect to each such claim.  If the Parties should so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the Party against whom the claim is made (such amount, once agreed, a Determined Offsetable Amount) shall be prepared and signed by (or on behalf of) the Parties.

9.9(c) Third Party Claims.  The obligations and liabilities of the Parties which arise or result from claims for Damages made by third parties (“Third-Party Claims”) shall be subject to the terms and conditions of this Section 9.9(c).  The Indemnified Party will give the Indemnifying Party prompt notice of any such Third-Party Claim, setting forth therein in reasonable detail the basis for such Third-Party Claim, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives chosen by it; provided, that, failure to provide such prompt notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure; and provided, further, that the Indemnified Party will reasonably cooperate with the Indemnifying Party in defending such Third Party Claim.  If the Indemnifying Party, within a reasonable time after notice of any such Third-Party Claim, fails to defend the Indemnified Party against which such Third-Party Claim has been asserted, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party subject to the right of the Indemnifying Party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof.  Any provision in this Section 9 to the contrary notwithstanding, (i) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Third-Party Claim; provided, however, that if such Third-Party Claim is settled without the Indemnifying Party’s consent, the Indemnified Party shall be deemed to have waived all rights hereunder against the Indemnifying Party for money damages arising out of such Third-Party Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such Third-Party Claim.

9.10 Exclusive Remedies.  Except for the remedies with respect to certain Tax matters, liability for Special Claims, and the right of Buyer to compel specific performance with respect to certain affirmative covenants of Seller under this Stock Purchase Agreement, the remedies of Buyer set forth in this Section 9 shall be the sole and exclusive remedies for breaches of representations and warranties, the failure or non-performance of any covenants or agreements, or any other claim in connection with the transactions contemplated by this Stock Purchase Agreement.

SECTION 10. DISPUTE RESOLUTION AND ARBITRATION.

10.1 Dispute Resolution and Arbitration.  In the event that any dispute arises after Closing between the Parties regarding this Stock Purchase Agreement or the transactions contemplated herein, including, but not limited to, disputes regarding the indemnification obligations of the Parties set forth in Section 5.5 and Section 9, the Parties, through senior management of Buyer and Seller, shall: (i) first attempt  to resolve such dispute within a reasonable time through good faith negotiations; which (ii) if not successful, then attempt thereafter to resolve same through good faith mediation efforts in accordance with Section 10.2 below; which (iii) if not successful, then shall resolve same through binding arbitration,  in accordance with Section 10.3 below. In all instances, all disputes  shall be resolved as set forth in this Section 10.

10.2 Notice of Dispute.  The procedures of this Section 10.2 may be initiated by a written notice (“Dispute Notice”) given by one Party (“Claimant”) to the other, but not before thirty (30) days have passed during which the Parties have been unable to reach a resolution through good faith negotiations, as described above (unless either Party would be materially prejudiced by such delay).  The Dispute Notice shall be accompanied by; (i) a statement of the Claimant describing the dispute in reasonable detail; and (ii) documentation, if any, supporting the Claimant’s position on the dispute.  Within twenty (20) days after the other Party’s (“Respondent”) receipt of the Dispute Notice and accompanying materials, the Parties shall submit the dispute to mediation in New Castle County,  Delaware, U.S.A. under the rules of the American Arbitration Association.  All negotiations and mediation procedures pursuant to this Section 10.2 shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

10.3 Referral to Arbitration.  If the dispute is not resolved as provided in Section 10.2 within sixty (60) days after the Respondent’s receipt of the Dispute Notice, the dispute shall be resolved by binding arbitration.  Within the sixty-day period referred to in the immediately preceding sentence, the Parties shall agree on a single arbitrator to resolve the dispute.  If the Parties fail to agree on the designation of an arbitrator within said sixty-day period, the American Arbitration Association in New Castle County, Delaware, U.S.A. shall be requested to designate the single arbitrator.  If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator’s duties, the arbitrator’s successor shall be appointed in the same manner as the arbitrator was appointed.

10.4 Applicable Arbitration Rules.  Except as otherwise provided in this Section 10, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall be governed by the United States Arbitration Act and applicable provisions of Delaware law relating to Arbitration and Award.

10.5 Effect of Arbitration Determination.  Any resolution and/or award arising out of arbitration (i) shall be binding and conclusive upon the Parties; (ii) shall be limited to a holding for or against a Party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Stock Purchase Agreement; (iii) may not include special, incidental, consequential or punitive damages; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in Delaware Chancery Court in accordance with the United States Arbitration Act.

10.6 Limits Upon Scope of Arbitration.  The arbitrator may not limit, expand or otherwise modify the terms of this Stock Purchase Agreement.

10.7 Applicable Law.  The laws of the State of Delaware, without regard to its conflict of law principles, shall apply to any mediation, arbitration, or litigation arising under this Section 10.

10.8 Expenses of Arbitration.  Each Party shall bear its own expenses incurred in any mediation, arbitration or litigation under this Section 10, but any expenses related to the compensation and the costs of any mediator or arbitrator shall be borne equally by the Parties to the dispute provided that the arbitrator or mediator may assess costs and expenses in the arbitrator’s discretion.

10.9 Temporary Injunction.  A request by a Party to a court for interim measures necessary to preserve such Party’s rights and remedies for resolution pursuant to this Section 10 shall not be deemed a waiver of the obligation to mediate or of the agreement to arbitrate.

10.10 Confidentiality Obligation.  The Parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

SECTION 11. MISCELLANEOUS.

11.1 Further Assurances.  From time to time after the Closing Date, at the request of the other Party hereto and at the expense of the Party so requesting, Seller and Buyer shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate or evidence the transactions contemplated hereby, or to take any commercially reasonable action related thereto.

11.2 Notices.  All notices and other communications under this Stock Purchase Agreement shall be in writing to the address set forth below for each Party to receive such notice or other communication, or to such other address of which such Party may give notice to the other Party hereto:

If to Buyer, then to:

BCF Solutions, Inc.
14325 Willard Road
Suite 107
Chantilly, Virginia 20151

With a copy in all cases to:

Kevin R. Learned, Esq.
McMahon, Welch and Learned, PLLC
2100 Reston Parkway, Suite 325
Reston, VA 20191
Facsimile: (703) 621-9355

If to Seller, then to:

Ultralife Corporation
2000 Technology Parkway
Newark, NY 14513

With a copy in all cases to:

General Counsel, at the same address

Such notices and other communications shall be addressed in accordance herewith and given by: (i) United States mail first class, postage pre-paid, certified return receipt requested; or (ii) reputable express courier providing written receipt of delivery; or (iii) personal delivery. Notice shall be deemed given when actually delivered or when delivery is refused.

11.3 Attorneys’ Fees.  Subject to the provisions of Section 9, whether or not the transactions contemplated hereby are consummated pursuant hereto, each of Seller and Buyer shall pay all fees and expenses incurred by themselves or on their own behalf in connection with this Stock Purchase Agreement, and the consummation of the transactions contemplated hereby.  Except as otherwise provided in Section 9, in the event of any suit, action, or any other proceeding (whether in law or equity, and whether administrative, trial, appellate or otherwise) arising out of or related to this Stock Purchase Agreement, the non-prevailing or unsuccessful Party shall pay all of the prevailing or successful party’s costs and expenses incurred in connection with such proceeding, including (without limitation) court costs and reasonable attorneys’ fees, if granted pursuant to a judgment or court order issued by a court of competent jurisdiction or a final arbitration award pursuant to this Agreement.  Seller may cause the Company to pay or incur fees and expense obligations to counsel, accountants, and a financial advisor, including, but not limited to the fees and expenses of The McLean Group prior to Closing, however all such fees and expenses shall be treated as expenses of the Company accrued prior to Closing.  Counsel fees of Seller incurred in furtherance of this transaction which have not previously been paid shall be due and payable at the time of Closing and allocation of those fees for accounting purposes between the Company and Seller shall be in the discretion of Seller, however all such fees and expenses allocated to the Company shall be treated as expenses of the Company accrued prior to Closing.

11.4 No Assignment; Successors and Assigns.  This Stock Purchase Agreement may not be assigned by either Party without the prior written consent of the other, except to a successor of all or substantially all of the assets, stock, or beneficial ownership of the assignor, in which case it shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

11.5 No Third-Party Beneficiaries.  No provision of this Stock Purchase Agreement is intended to, and no provision of this Stock Purchase Agreement shall, confer upon any party other than the parties hereto (and their permitted successors and assigns, if any) any rights or remedies under this Stock Purchase Agreement.

11.6 Amendment.  This Stock Purchase Agreement may not be amended except in writing signed by all of the parties hereto.

11.7 Waiver.  No waiver shall be deemed effective under this Stock Purchase Agreement unless in writing signed by the Party against whom the waiver is to be effective.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder, and no course of dealing among or between any of the parties hereto, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.8 Governing Law, Jurisdiction and Venue.  This Stock Purchase Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law and conflicts of law rules.  Subject to Section 10, the Parties agree that any action at law, suit in equity, or other judicial proceeding for the enforcement of this Stock Purchase Agreement or any provision hereof shall be instituted and prosecuted only in Delaware Chancery Court, which shall be the exclusive venue for any such action, suit or other proceeding.  Each party hereby waives any and all rights to change of venue with respect to such actions, suits or proceedings.

11.9 Entire Agreement.  This Stock Purchase Agreement, together with the Schedules and Exhibits attached hereto together with the documents executed in connection with this Stock Purchase Agreement, and the closing documents referenced in Section 1.4(b) hereof, constitute the entire agreement, and supersede all prior agreements and understandings (whether oral or written), among the parties hereto with respect to the subject matter hereof.

11.10 Incorporation of Exhibits.  All Exhibits and Schedules referred to in this Stock Purchase Agreement are hereby incorporated herein and made a part of this Stock Purchase Agreement, and any and all references herein to this Stock Purchase Agreement shall mean and include the Schedules and Exhibits hereto.  In the event of a conflict between a textual provision of the body of this Stock Purchase Agreement and any Exhibit or Schedule, the term of the textual provision of the body of this Stock Purchase Agreement shall govern.

11.11 Headings.  The titles and captions of the sections, subdivisions, Exhibits and Schedules of this Stock Purchase Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Stock Purchase Agreement.

11.12 Severability.  If any provision of this Stock Purchase Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, the remainder of this Stock Purchase Agreement shall remain in full force and effect, and such holding shall not affect this Stock Purchase Agreement or any provision hereof in any other jurisdiction.

11.13 Counterparts.  This Stock Purchase Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of which together shall constitute one and the same instrument.

11.14 Schedules and Exhibits.  This Stock Purchase Agreement is being signed by all of the Parties hereto notwithstanding that at the time of signing all of the Schedules and Exhibits were not available or complete to the mutual satisfaction of the parties.  The Parties agree that until and unless all of the Schedules and Exhibits have been prepared, reviewed, approved and accepted in writing by each of the undersigned (each such Schedule or Exhibit, when fully accepted, a “Mutually Accepted Schedule”), this Stock Purchase Agreement shall not constitute a binding agreement and may not be enforced by or against any party against another.  At the time that all of the Schedules and Exhibits have been prepared and approved by each of the undersigned, the undersigned agree to sign a certificate to such effect and all of the Mutually Accepted Schedules shall be attached to and incorporated as a part of this Stock Purchase Agreement and this Stock Purchase Agreement shall become legally binding and fully enforceable in accordance with the terms hereof as of the specified Effective Date.

11.15 Certain Defined Terms.  As used in this Stock Purchase Agreement, the following terms shall have the following respective meanings:

“Active Government Contract” shall have the meaning ascribed to such term in Section 2.25(a)(i) hereof.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Annual Company Financial Schedules” shall have the meaning ascribed to such term in Section 2.6(a) hereof.

“Applicable Law” shall have the meaning ascribed to such term in Section 2.5 hereof.

“BCF” shall have the meaning ascribed to such term in the Preamble hereof.

“Bid” shall have the meaning ascribed to such term in Section 2.25(a)(ii) hereof.

“Buyer” shall have the meaning ascribed to such term in the Preamble hereof.

“Buyer Claims” shall have the meaning ascribed to such term in Section 9.2 hereof.

“Buyer’s Closing Documents” shall have the meaning ascribed to such term in Section 1.4(c) hereof.

“Buyer Indemnitees” shall have the meaning ascribed to such term in Section 9.2 hereof.

“Buyer’s Accountant” shall mean a reputable accounting firm engaged by Buyer.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants, or options (whether or not exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and limited liability company, partnering and joint venture interest) of such Person.

“Cash at Closing” shall have the meaning ascribed to such term in Section 1.3(a) hereof.

“Claimant” shall have the meaning ascribed to such term in Section 10.2 hereof.

“Claims Filed Intellectual Property” shall have the meaning ascribed to such term in Section 2.12(a)(ii) hereof.

“Closing” shall have the meaning ascribed to such term in Section 1.1 hereof.

“Closing Date” shall have the meaning ascribed to such term in Section 1.4(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Off the Shelf Software” shall have the meaning ascribed to such term in Section 2.12(a)(iv) hereof.

“Company” shall have the meaning referred to in the recitals hereof.

“Company Material Adverse Effect” means an event, change or effect which is materially adverse to (a) the business, properties, financial condition or results of operations of the Company taken as a whole or (b) the ability of Seller to consummate the transactions contemplated hereby.

“Company Financial Schedules” shall have the meaning ascribed to such term in Section 2.6(a)(i).

 “Company Shares” shall have the meaning ascribed to such term in hereof.

“Completed Government Contract” shall have the meaning ascribed to such term in 2.25(a)(iii) hereof.

“Contracts” shall have the meaning ascribed to such term in Section 2.5 hereof.

“CPAR” shall have the meaning ascribed to such term in Section 2.25(c)(vi) hereof.

“Damages” shall have the meaning ascribed to such term in Section 9.2 hereof.

“Determined Offsetable Amount” shall have the meaning ascribed to such term in Section 9.3 hereof.

“Dispute Notice” shall have the meaning ascribed to such term in Section 10.2 hereof.

“Effective Date” shall have the meaning ascribed to such term in the Preamble hereof.

“Election” shall have the meaning ascribed to such term in Section 5.7 hereof.

“Employee Benefit Plan” shall have the meaning ascribed to such term in Section 2.20(a)(ii) hereof.

“Employment Agreements” shall have the meaning ascribed to such term in Section 7.3(d)  hereof.

“Entity” means a general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Environmental Claim” means any claim, action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (A) the presence, or release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned or operated by the Company or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Damages” means indemnification to which Buyer is entitled for damages resulting from Environmental Claims which constitute a breach of Seller’s representations and warranties under Section 2.21 of this Stock Purchase Agreement.  To the extent that Environmental Claims are incurred as a result of any violations of Environmental Law or Release(s) that occur both prior to and after Closing, Environmental Damages shall not include that portion of the Environmental Claim that is attributable to the violation or Release occurring after the Closing Date.

“Environmental Laws” means all federal, state, local and foreign laws and regulations, as in effect and as interpreted on the date hereof, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or worker health and safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, OSHA, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” shall have the meaning ascribed to such term in Section 2.20(a)(i) hereof.

“Escrow Agent” shall have the meaning ascribed to such term in Section 1.3(b) hereof.

“Escrow Agreement” shall have the meaning ascribed to such term in Section 1.4(b)(vi) hereof.

“Escrow Funds” shall have the meaning ascribed to such term in Section 1.3(b) hereof.

“Exchange Act” shall have the meaning ascribed to such term in Section 2.5 hereof.

“FAR” shall have the meaning ascribed to such term in Section 2.25(a)(ix) hereof.

“Final Allocation” shall have the meaning ascribed to such term in Section 5.7(e) hereof.

“GAAP” means generally accepted accounting principles applied consistently throughout the periods involved.

“Governmental Approval” shall have the meaning ascribed to such term in Section 2.5 hereof.

“Governmental Authority” shall have the meaning ascribed to such term in Section 2.5 hereof.

“Government-Furnished Property” shall have the meaning ascribed to such term in Section 2.25(g) hereof.

“Government Prime Contract” shall have the meaning referred to in Section 2.25(a)(v) hereof.

“Government Subcontract” shall have the meaning ascribed to such term in Section 2.25(a)(vi) hereof.

“Hazardous Substances”  means (A) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, hazardous substance, and oil and petroleum products, the use of which by the Company is regulated under applicable Environmental Laws, and (B) radioactive materials, including source, special nuclear, or by-product materials as defined by the Atomic Energy Act of 1954, as amended.

“Indemnification Deductible” shall have the meaning ascribed to such term in Section 9.8(c) hereof.

“Indemnified Party” shall have the meaning ascribed to such term in Section 9.9(b) hereof.

“Indemnifying Party” shall have the meaning ascribed to such term in Section 9.9(b) hereof.

“Indemnity Claims” shall have the meaning ascribed to such term in Section 9.3 hereof.

“Independent Accountant” shall have the meaning ascribed to such term in Section 5.1 hereof.

“Industrial Funding Fee” shall have the meaning ascribed to such term in Section 2.25(a)(vii) hereof.

“Interim Company Financial Schedules” shall have the meaning ascribed to such term in Section 2.6(a)(ii) hereof.

“IRS” shall mean the Internal Revenue Service.

“Key Employees” shall have the meaning ascribed to such term in Section 7.3(d)  hereof.

“Know How IP” shall have the meaning ascribed to such term in Section 2.12(a)(iv) hereof.

“Knowledge” shall mean, unless expressly qualified in the context of a particular representation or warranty as being limited to “actual” knowledge, the knowledge of any officers, directors or employees of the Company or Seller.

“Licensed Intellectual Property” shall have the meaning ascribed to such term in Section 2.12(a)(iii) hereof.

“Liens” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Material Contract” shall have the meaning ascribed to such term in Section 2.14(a) hereof.

“Net Working Capital” shall have the meaning ascribed to such term in Section 1.3(c) hereof.

“Net Working Capital Adjustment” shall have the meaning ascribed to such term in Section 1.3(c) hereof.

“NWC Certificate” shall have the meaning ascribed to such term in Section 1.3(c) hereof.

“Objection Notice” shall have the meaning ascribed to such term in Section 1.3(c) hereof.

“Officer’s Certificate” shall have the meaning ascribed to such term in Section 7.2(c) hereof.

“Order” shall have the meaning ascribed to such term in Section 2.5 hereof.

“Ordinary Course” shall have the meaning ascribed to such term in Section 2.7 hereof.

“Owned Intellectual Property” shall have the meaning ascribed to such term in Section 2.12(a)(i) hereof.

“Pension Plan” shall have the meaning ascribed to such term in Section 2.20(a)(iii) hereof.

“Permitted Liens” means (i) statutory Liens for Taxes not yet due, (ii) Liens of carriers, warehousemen, mechanics and material men incurred in the ordinary course of business for sums not yet due, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (iv) Liens securing rental payments under capital lease arrangements, and (v) such other encumbrances (including without limitation, covenants, conditions, restrictions, rights of way and encroachments) or imperfections in or failure of title which would not, individually or in the aggregate, reasonably be expected to result in a material reduction in the value of the asset affected by such encumbrances.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Personal Property” shall have the meaning ascribed to such term in Section 2.10 hereof.

“Personnel” shall have the meaning ascribed to such term in Section 2.18(a) hereof.

“Proposed Allocation” shall have the meaning ascribed to such term in Section 5.7(e) hereof.

“Purchase Price” shall have the meaning ascribed to such term in Section 1.2 hereof.

“Real Property” shall have the meaning ascribed to such term in Section 2.11 hereof.

“Reasonably expected” shall mean the reasonable expectation of a Person who has the pertinent knowledge, competency, skills and expertise to evaluate a given condition or situation after due investigation, diligence and/or analysis.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or substrata) or into or out of any property, including the movement of Hazardous Substances through or in the air, surface water, groundwater, or property.

“Respondent” shall have the meaning ascribed to such term in Section 10.2 hereof.

“Retention Fund” shall have the meaning ascribed to such term in Section 6.2 hereof.

“Seller” shall have the meaning ascribed to such term in the Preamble hereof.

“Seller’s Closing Documents” shall have the meaning ascribed to such term in Section 1.4(b) hereof.

“Seller Related Parties” shall have the meaning ascribed to such term in Section 6.1 hereof.

“Special Claims” shall have the meaning ascribed to such term in Section 9.2 hereof.

“State Government” shall have the meaning ascribed to such term in Section 2.25(a)(viii) hereof.

“Stock Purchase Agreement” shall have the meaning ascribed to such term in the Preamble hereof.

“Target Net Working Capital” shall have the meaning ascribed to such term in Section 1.3(c) hereof.

“Tax Claim” shall have the meaning ascribed to such term in Section 5.5(c) hereof.

“Taxes” and “Tax” shall have the meaning ascribed to such term in Section 2.24(a)(i) hereof.

“Tax Indemnified Party” shall have the meaning ascribed to such term in Section 5.5(c) hereof.

“Tax Indemnifying Party” shall have the meaning ascribed to such term in Section 5.5(c) hereof.

“Tax Return” shall have the meaning ascribed to such term in Section 2.24(a)(ii) hereof.

“Teaming Agreement” shall have the meaning referred to in Section 2.25(a)(ix) hereof.

“Third-Party Claims” shall have the meaning ascribed to such term in Section 9.9(c) hereof.

“Third Party Contractual Requirements Impacted Contracts” shall have the meaning ascribed to such term in Section 2.24(b)(xxii) hereof.

“Transition Services Agreement” shall have the meaning ascribed to such term in Section 1.4(b)(viii) hereof.

“Ultralife Corporation” shall have the meaning ascribed to such term in the Preamble hereof.

“Updated Schedule 2.6(c)” shall have the meaning ascribed to such term in Section 2.6(c) hereof.

“U.S. Government” shall have the meaning referred to in Section 2.25(a)(x) hereof.

“U.S. Government Contract” shall have the meaning ascribed to such term in Section 4.7(a) hereof.

Other terms may be defined elsewhere in this Stock Purchase Agreement and, unless otherwise indicated, shall have such meanings throughout this Stock Purchase Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized officer of representative to execute this Stock Purchase Agreement effective as of the Effective Date.

BUYER:

BCF SOLUTIONS, INC., a Delaware corporation

By:          ___________________________________ (seal)
Chand Gupta, President and COO

SELLER:

ULTRALIFE CORPORATION, a Delaware corporation

By:          ___________________________________ (seal)
Philip A. Fain, CFO and Treasurer